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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

VAREX IMAGING CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

December 30, 2020

Dear Stockholder:

        You are cordially invited to attend Varex Imaging Corporation's 2021 Annual Meeting of Stockholders on Thursday, February 11, 2021 at 2:00 p.m. Mountain Time. The meeting will be a virtual meeting of stockholders, which will be conducted via a live audio webcast. You will be able to attend the meeting, submit your questions and vote online during the meeting by visiting www.virtualshareholdermeeting.com/VREX21. The Secretary's formal notice of the meeting and the Proxy Statement appear on the following pages and describe the matters to be acted upon at the annual meeting.

        We hope that you can join us. However, whether or not you plan to attend, please vote your shares as soon as possible so that your vote will be counted.

Sincerely,

Ruediger Naumann-Etienne, PhD Chairman of the Board

Varex Imaging Corporation
1678 S. Pioneer Road
Salt Lake City, Utah 84104

December 30, 2020

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
AND PROXY STATEMENT

        Varex Imaging Corporation will hold its annual meeting of stockholders on Thursday, February 11, 2021 at 2:00 p.m. Mountain Time. The meeting will be a virtual meeting of stockholders, which will be conducted via a live audio webcast. You will be able to attend the meeting, submit your questions and vote online during the meeting by visiting www.virtualshareholdermeeting.com/VREX21.

        This annual meeting is being held for the following purposes:

  1.
  to elect two directors to serve until the 2022 Annual Meeting of Stockholders;

  2.
  to approve, on an advisory basis, our executive compensation as described in the accompanying Proxy Statement;

  3.
  to ratify the appointment of PricewaterhouseCoopers LLP ("PwC") as our independent registered public accounting firm for fiscal year 2021; and

  4.
  to transact any other business that properly comes before the annual meeting.

        The Board of Directors has selected December 18, 2020 as the record date for determining stockholders entitled to vote at the annual meeting. A list of stockholders as of that date will be available for inspection during ordinary business hours at our principal executive offices at 1678 S. Pioneer Road, Salt Lake City, Utah 84104 for 10 days before the annual meeting. If you would like to view the list, please contact us to schedule an appointment by calling (801) 978-5447 and leave a message. In addition, the list will be available for inspection by stockholders on the virtual meeting website during the meeting.

        Except for those stockholders that have already requested printed copies of our proxy materials, we are furnishing our proxy materials for this annual meeting to you through the Internet. On or about December 30, 2020, we mailed or emailed to stockholders as of the record date a Notice of Internet Availability of Proxy Materials (the "Notice"). If you received a Notice by mail or email, you will not receive a printed copy of the proxy materials unless you specifically request one. Instead, the Notice explains how to access and review on the Internet all of the important information contained in our Proxy Statement and in our Annual Report on Form 10-K for the fiscal year ended October 2, 2020, as well as how to submit your proxy over the Internet. We believe that mailing or emailing the Notice and posting other materials on the Internet allows us to provide you with the information you need more quickly while lowering the costs of delivery and reducing the environmental impact of the annual meeting. If you received the Notice and would still like to receive a printed copy of our proxy materials, you may request a printed copy of the proxy materials through the Internet at www.proxyvote.com; by telephone at 1-800-579-1639; or by sending an email to sendmaterial@proxyvote.com.

        Whether or not you plan to attend the annual meeting, please vote your shares as soon as possible in accordance with the instructions provided to you to ensure that your vote is counted at the annual meeting.

By Order of the Board of Directors,

Kimberley E. Honeysett Corporate Secretary

 PROXY SUMMARY

        This summary highlights information contained elsewhere in this Proxy Statement, but does not contain all of the information you should consider before voting. Please read the entire Proxy Statement carefully.

        Varex Imaging Corporation ("we," "us," "Varex," or the "Company"), a Delaware corporation formed in 2016, is a leading innovator, designer and manufacturer of X-ray imaging components, including X-ray tubes, digital detectors and other image processing solutions that are key components of X-ray imaging systems. Prior to January 28, 2017, the Company was a wholly-owned subsidiary of Varian Medical Systems, Inc. ("Varian").

Annual Meeting of Stockholders		Meeting Agenda
Date:	Thursday, February 11, 2021	• Election of two directors to serve until the 2022 Annual Meeting of Stockholders
Time:	2:00 p.m. Mountain Time	• Advisory vote on executive compensation
Place:	The 2021 Annual Meeting can be accessed by visiting www.virtualshareholdermeeting.com/VREX21 and following the instructions found in the notice.	• Ratification of PwC as our independent registered public accounting firm for fiscal year 2021
Record Date:	December 18, 2020	• Transact any other business that properly comes before the annual meeting
Voting:	Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on.

Voting Matters and Vote Recommendation

Voting Matter		Board vote recommendation
1.	Election of directors	For each director nominee
2.	Advisory vote to approve executive compensation	For
3.	Ratification of PwC as our independent registered public accounting firm for fiscal year 2021	For

Our Director Nominees

        See Proposal One "Election of Directors" for more information.

        The following table provides summary information about the director nominees and our other Board members.

Nominees for Election for a One-Year Term Ending with the 2022 Annual Meeting

Name	Age	Director since	Occupation	Other public boards	AC	CC	NC	Independent
Timothy E. Guertin	71	2020	Former CEO of Varian Medical Systems	1	—	M	M	✓
Walter M Rosebrough, Jr.	66	2018	President and CEO, STERIS plc	1	—	C	M	✓

Directors Continuing in Office until 2022 Annual Meeting

Name	Age	Director since	Occupation	Other public boards	AC	CC	NC	Independent
Jocelyn D. Chertoff, M.D.	65	2017	Chair of Radiology, Dartmouth Hitchcock Medical Center	—	M	—	C	✓
Jay K. Kunkel	61	2017	Former President Asia, Executive Vice President, Tenneco Inc.	—	M	M	—	✓
Ruediger Naumann-Etienne, PhD (CB)	74	2017	Managing Director, Intertec Group	—	M	M	—	✓
Sunny S. Sanyal	56	2017	President and CEO, Varex	—	—	—	—	—
Christine A. Tsingos (FE)	62	2017	Former Executive Vice President and CFO, Bio-Rad Laboratories	2	C		M	✓

(CB)
Chairman of the Board

(FE)
Audit Committee Financial Expert

C
Chair

M
Member

AC
Audit Committee

CC
Compensation and Management Development Committee ("Compensation Committee")

NC
Nominating and Corporate Governance Committee ("Nominating Committee")

        The director nominees are all current directors, and all members of the Board of Directors (the "Board") attended at least 75% of the aggregate of all fiscal year 2020 meetings of the Board and each committee on which he or she served. All the directors then serving on the Board were present at our 2020 Annual Meeting of Stockholders, except for Mr. Kunkel who was unable to attend due to COVID-19 related travel restrictions.

Executive Compensation Advisory Vote

        See Proposal Two "Advisory Vote to Approve Our Executive Compensation" for more information.

        Our Board recommends that stockholders vote to approve, on an advisory basis, the compensation paid to our Named Executive Officers, as described in this Proxy Statement.

Approval of Auditors for Fiscal Year 2021

        See Proposal Three "Ratification of the Appointment of Our Independent Registered Public Accounting Firm" for more information.

        Our Board recommends that our stockholders ratify the selection of PwC as our independent registered public accounting firm for fiscal year 2021. Below is summary information about PwC's fees for services provided for fiscal years 2020 and 2019.

Fiscal Year	2020	2019
Audit fees	$7,736,876	$5,600,308
Audit related fees	$—	$—
Tax fees	$—	$—
All Other fees	$900	$900

Total	$7,737,776	$5,601,208

2022 Annual Meeting

        Stockholder proposals submitted for inclusion in our 2022 proxy statement pursuant to SEC Rule 14a-8 must be received by us no later than September 3, 2021.

        Notice of stockholder proposals to be raised from the floor of the 2022 Annual Meeting of Stockholders outside of SEC Rule 14a-8 must be delivered to us no earlier than October 14, 2021 and no later than November 13, 2021.

GENERAL INFORMATION

Q:
Who is soliciting my proxy?

A:
The Company's Board is sending you this Proxy Statement in connection with the Board's solicitation of proxies for use at the 2021 Annual Meeting of Stockholders or any adjournment or postponement thereof (the "Annual Meeting"). Certain of our directors, officers and employees also may solicit proxies on the Board's behalf by mail, telephone, email, or fax, or in person. We have hired Georgeson Inc., to assist in soliciting proxies from brokers, bank nominees and other stockholders.

Q:
Who is paying for this solicitation?

A:
We will pay for the solicitation of proxies. Our directors, officers and employees will not receive additional remuneration. We expect that we will pay Georgeson Inc. not more than $10,000, plus reasonable out-of-pocket expenses, and also will reimburse banks, brokers, custodians, nominees and fiduciaries for their reasonable charges and expenses to forward our proxy materials to the beneficial owners of our common stock.

Q:
What am I voting on?

A:
You will be voting on three proposals. Proposal One is for the election of Timothy E. Guertin and Walter M Rosebrough, Jr. to the Board for a one-year term ending at the 2022 Annual Meeting of Stockholders.

  Proposal Two is an advisory vote on the compensation of the executive officers listed in the Summary Compensation Table (the "Named Executive Officers" or "NEOs") as described in this Proxy Statement.

  Proposal Three is the ratification of the appointment of PwC as our independent registered public accounting firm for fiscal year 2021.

Q:
Who can vote?

A:
Only our stockholders of record at the close of business on December 18, 2020 may vote. Each share of common stock outstanding on that date is entitled to one vote on all matters to come before the meeting.

Q:
Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?

A:
Pursuant to rules adopted by the U.S. Securities and Exchange Commission (the "SEC"), we have elected to provide access to our proxy materials (consisting of the Notice of Annual Meeting, this Proxy Statement, the corresponding proxy form, and our Annual Report on Form 10-K for the fiscal year ended October 2, 2020) over the Internet. Therefore, we are sending a Notice of Internet Availability of Proxy Materials (the "Notice") to our stockholders. Starting on the date of distribution of the Notice, all stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request printed copies may be found in the Notice. If you request printed versions of the proxy materials by mail, the materials will also include a proxy card or other voting instruction form.

  As permitted by SEC rules, we will deliver one Annual Report or Proxy Statement to multiple stockholders sharing the same address unless we have received contrary instructions. We will, upon written or oral request, deliver a separate copy of our Annual Report or Proxy Statement to a stockholder at a shared address to which a single copy of our Annual Report or Proxy Statement was delivered and will include instructions as to how the stockholder can notify the Company that the stockholder wishes to receive a separate copy of our Annual Report or Proxy Statement in the future. Stockholders wishing to receive a separate Annual Report or Proxy Statement in the future or stockholders sharing an address wishing to receive a single copy of our Annual Report or Proxy Statement in the future may contact us at investors@vareximaging.com or at:

Varex Imaging Corporation
Attention: Investor Relations
1678 South Pioneer Road
Salt Lake City, Utah 84104
(801) 972-5000

Q:
Can I receive proxy materials for future annual meetings by email rather than receiving a paper copy of the Notice?

A:
Yes, and doing so will help us further reduce the cost and environmental impact of our stockholder meetings. If you are a holder of record, you may elect to receive the Notice or other future proxy materials by email by logging into www.proxyvote.com and entering your email address before you vote if you are voting by Internet or any other time at www.computershare.com/investor. If your shares are registered in street name, please check with your broker, bank, or other nominee about how to receive future proxy materials by email. If you choose to receive proxy materials by email, next year you will receive an email with instructions on how to view those materials and vote before the next annual meeting. Your choice to obtain documents by email will remain in effect until you notify us otherwise.

Q:
What is the difference between a stockholder of record and a "street name" holder?

A:
If your shares are registered directly in your name with Computershare Trust Company, N.A., our stock transfer agent, you are considered the stockholder of record for those shares.

  If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of the shares and your shares are said to be held in "street name." Street name holders generally cannot vote their shares directly and must instead instruct the broker, bank or other nominee how to vote their shares using the method described under "How do I vote and how do I revoke my proxy?" below.

Q:
How do I vote and how do I revoke my proxy?

A:
If you hold your shares in your own name as a stockholder of record, you may vote your shares either in person at the meeting or by proxy. To vote at the meeting, please visit www.virtualshareholdermeeting.com/VREX21/ and vote when indicated. To vote by proxy, please vote in one of the following ways:

1.
Via the Internet. You may vote through the Internet at www.proxyvote.com by following the instructions provided in the Notice.

2.
Via Telephone. If you received your proxy materials or request printed copies by mail, stockholders located in the United States may vote by calling the toll-free number found on the proxy card.

3.
Via Mail. If you received your proxy materials or request printed copies by mail, you may vote by mail by marking, dating, signing, and mailing the proxy card in the envelope provided.

  Voting by proxy will not affect your right to vote your shares if you attend the Annual Meeting and want to vote in person—by voting in person you automatically revoke your proxy. You also may revoke your proxy at any time before the applicable voting deadline (11:59 p.m. Eastern Time on February 10, 2021) by giving our Secretary written notice of your revocation, by submitting a later-dated proxy card or by voting again using the telephone or Internet (your latest telephone or Internet proxy is the one that will be counted).

  If you vote by proxy, the individuals named as proxyholders will vote your shares as you instruct. If you vote your shares over the telephone, you must select a voting option—"For," "Withhold Authority," or "Abstain" (for Proposal One) and "For," "Against," or "Abstain" (for Proposals Two and Three)—for your proxy to be counted on that matter. If you validly vote your shares over the Internet or by mail but do not provide voting instructions on all or any voting proposal, the individuals named as proxyholders will vote your shares FOR the director nominees, FOR Proposal Two, and FOR Proposal Three. In that case, the proxyholders will have full discretion and authority to vote in the election of directors.

  If your shares are registered in street name, you must vote your shares in the manner prescribed by your broker, bank, or other nominee. In most instances, you can do this over the telephone or Internet, or if you have received or request a hard copy of the Proxy Statement and accompanying voting instruction form, you may mark, sign, date and mail your voting instruction form in the envelope your broker, bank, or other nominee provides. The materials that were sent to you have specific instructions for how to submit your vote and the deadline for doing so. If you hold shares in street name and would like to revoke your proxy, you must follow the broker, bank, or other nominee's instructions on how to do so. If you wish to vote in person at the Annual Meeting, you must obtain a legal proxy from the broker, bank, or other nominee holding your shares.

Q:
What is the deadline for submitting a proxy?

A:
Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day. To be counted, proxies submitted by telephone or the Internet must be received by 11:59 p.m. Eastern Time on February 10, 2021. Proxies submitted by mail must be received prior to the start of the Annual Meeting.

Q:
What constitutes a quorum?

A:
On the record date, we had 39,171,602 shares of common stock, $0.01 par value, outstanding. Voting can take place at the Annual Meeting only if stockholders owning a majority of the issued and outstanding stock entitled to vote at the Annual Meeting are present in person or represented by proxy.

Q:
What are abstentions and broker non-votes and how do they affect voting?

A:
Abstentions—If you specify that you wish to "abstain" from voting on an item, your shares will not be voted on that item. Abstentions are counted toward establishing a quorum. Abstentions have no effect on the election of directors, but are included in the shares entitled to vote on Proposals Two and Three. On Proposals Two and Three, abstentions have the effect of a vote against the proposal.

Broker Non-Votes—If your broker holds your shares in its name and does not receive voting instructions from you, your broker has discretion to vote these shares on certain "routine" matters, such as the ratification of the appointment of the independent registered public accounting firm. However, on non-routine matters such as the election of directors and the advisory vote to approve executive compensation, your broker must receive voting instructions from you, as your broker does not have discretionary voting power for those particular items. So long as the broker has discretion to vote on at least one proposal, these "broker non-votes" are counted toward establishing a quorum. When voted on "routine" matters, broker non-votes are counted toward determining the outcome of that "routine" matter.

Q:
What vote is needed?

A:
For Proposal One, the election of directors, a majority of the votes cast at the Annual Meeting at which a quorum is present shall elect the nominees for director. For purposes of the election of directors, a "majority of votes cast" means that the number of shares voted "for" a director's election exceeds 50% of the number of votes cast with respect to that director's election. Votes cast shall include direction to withhold authority in each case and exclude abstentions with respect to that director's election.

  For Proposals Two and Three, an affirmative vote of the majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote is required.

Q:
Is cumulative voting permitted for the election of directors?

A:
No, in accordance with our certificate of incorporation, you may not cumulate your votes for the election of directors.

Q:
What happens if the director nominees do not receive a majority of votes cast at the Annual Meeting?

A:
In an uncontested election, if a nominee for director who is an incumbent director is not elected and no successor has been elected at the Annual Meeting, our Bylaws indicate that the director is to promptly tender his or her resignation to the Board. The Nominating Committee is then to make a recommendation to the Board as to whether to accept or reject the tendered resignation, or whether other action should be taken. The Board is then to act on the tendered resignation, taking into account the Nominating Committee's recommendation, and publicly disclose its decision. Any director who tenders his or her resignation is not to participate in the recommendation of the Nominating Committee or the decision of the Board with respect to his or her resignation. If the director's resignation is not accepted by the Board, the director will continue to serve until the next annual meeting and until his or her successor is duly elected, or his or her earlier resignation or removal. If the director's resignation is accepted by the Board, or if a nominee for director is not elected and the nominee is not an incumbent director, then the Board, in its sole discretion, may fill any resulting vacancy or decrease the size of the Board pursuant to the provisions of our Bylaws.

Q:
Can I vote on other matters?

A:
You are entitled to vote on any other matters that are properly brought before the Annual Meeting. Our Bylaws limit the business conducted at any annual meeting to (1) business in the notice of the Annual Meeting, (2) business directed by the Board and (3) business brought by a stockholder of record entitled to vote at the meeting so long as the stockholder has met the requirements for submitting stockholder proposals provided in our Bylaws. Under our Bylaws, a stockholder must notify our Secretary in writing (at our Salt Lake City, Utah headquarters) of the proposal not less than 90 days nor more than 120 days before the anniversary of the prior year's annual meeting, which for the 2022 Annual Meeting of Stockholders will be no earlier than October 14, 2021 and no later than November 13, 2021. The notice must give a brief description of the business to be brought before the Annual Meeting, the reasons for conducting the business and the text of the proposal, as well as the name and address of the stockholder giving the notice and the beneficial owner on whose behalf the proposal is made, the number of shares owned and information about that beneficial ownership, all as detailed in our Bylaws. The notice must also describe any material interest the stockholder or beneficial owner has in the business and arrangements between such stockholder or beneficial owner and any other person in connection with the proposal and must include certain representations, all as detailed in our Bylaws.

  We do not currently expect any matters other than those listed in this Proxy Statement to come before the Annual Meeting. If any other matter is presented, your proxy gives the individuals named as proxyholders the authority to vote your shares to the extent authorized by Rule 14a-4(c) under the Securities Exchange Act of 1934 (the "Exchange Act").

Q:
When must I submit a proposal to have it considered for presentation in next year's proxy materials?

A:
To have your stockholder proposal be considered for presentation in the proxy statement and proxy card for our 2022 Annual Meeting of Stockholders, rather than just voted upon at the meeting without inclusion in the proxy statement and proxy card, a stockholder must submit to our Secretary (at our Salt Lake City, Utah headquarters) a written proposal no later than September 3, 2021. The submission must contain the information required under Rule 14a-8 under the Exchange Act.

Q:
How do I suggest potential candidates for director positions?

A:
A stockholder may suggest one or more potential candidates for consideration by the Board as nominees for election as one of our directors at an annual meeting of stockholders. This can be done by notifying our Corporate Secretary in writing (at our Salt Lake City, Utah headquarters) not less than 90 days nor more than 120 days before the anniversary of the prior year's annual meeting, which for the 2022 Annual Meeting of Stockholders will be no earlier than October 14, 2021 and no later than November 13, 2021. The notice must include all information about the potential candidate that must be disclosed in proxy solicitations pursuant to Regulation 14A under the Exchange Act (including the potential candidate's written consent to being named as a nominee and serving as a director) and a description of all material monetary agreements during the past three years and any other material relationships, between such stockholder and a beneficial owner on whose behalf the potential candidacy is made and their affiliates and associates, or others acting in concert, on the one hand, and each potential candidate, and his/her affiliates and associates, or others acting in concert, on the other hand, including all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if the stockholder were a "registrant," all as described in our Bylaws. The notice must also include certain additional information about and representations by, the stockholder and/or the beneficial owner, all as detailed in our Bylaws.

Q:
How does the Board select nominees for election to the Board?

A:
The Nominating Committee will consider potential candidates for directors submitted by stockholders, in addition to those suggested by other Board members and members of our management, and does not evaluate potential candidates differently based upon the source of the potential candidate. The Nominating Committee considers and evaluates each properly submitted potential candidate for director in an effort to achieve a balance of skills and characteristics on the Board, as well as to ensure that the composition of the Board at all times adheres to the independence requirements applicable to companies listed on the Nasdaq Global Select Stock Market ("Nasdaq") and other regulatory requirements applicable to us. Please refer to "Proposal One—Election of Directors" and our Corporate Governance Guidelines for additional details on our policy, process, and membership criteria. A stockholder may recommend potential candidates for director by notifying our Corporate Secretary in writing (at our Salt Lake City, Utah headquarters) as detailed in the question and answer above.

Q:
How may I communicate with the Board?

A:
Stockholders and other interested parties may communicate directly with the Board, the Board's Chairman or any other director or with the independent directors as a group or any other group of directors through the Board's Chairman by sending an email to boardofdirectors@vareximaging.com. Messages received will be forwarded to the appropriate director or directors.

Q:
When and where is the Annual Meeting being held?

A:
The Annual Meeting will be held on Thursday, February 11, 2021 at 2:00 p.m. Mountain Time. The meeting will be a virtual meeting of stockholders, which will be conducted via a live audio webcast available at www.virtualshareholdermeeting.com/VREX21. If you have any questions about attending the Annual Meeting, please contact our Investor Relations department at investors@vareximaging.com.

Q:
How can I find the results of the Annual Meeting?

A:
Preliminary results will be announced at the Annual Meeting. Final results will also be published in a Current Report on Form 8-K to be filed with the SEC within four business days after the Annual Meeting. If the official results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as they become available.

PROPOSAL ONE
ELECTION OF DIRECTORS

BOARD RECOMMENDATION
VOTE "FOR" THE NOMINEES

Our Board; Selection of Nominees

        In accordance with our certificate of incorporation, commencing with our 2020 annual meeting of stockholders, we began to declassify our board as follows: (i) the class of directors elected at our 2020 annual meeting of stockholders was elected for a two-year term; (ii) the class of directors standing for election at the Annual Meeting will stand for election for a one-year term; and (iii) commencing with our 2022 annual meeting of stockholders, and at each annual meeting thereafter, all directors will stand for election for a one-year term.

        Timothy E. Guertin and Walter M Rosebrough, Jr. have terms expiring at the Annual Meeting and are standing for election for a one-year term. Jocelyn D. Chertoff, M.D., Jay K. Kunkel, Ruediger Naumann-Etienne, PhD, Sunny S. Sanyal, and Christine A. Tsingos have terms expiring at the 2022 annual meeting of stockholders.

        As discussed above, the current terms of Messrs. Guertin and Rosebrough will expire at the Annual Meeting. Messrs. Guertin and Rosebrough have each been recommended by the Nominating Committee and nominated by the Board for election by the stockholders to a one-year term ending at the 2022 Annual Meeting.

        Our Nominating Committee is charged with identifying, evaluating, and recommending director nominees to the full Board. There are no minimum qualifications for directors. The Nominating Committee generally seeks individuals who have or provide:

  •
  Knowledge about our industries and technologies;

  •
  International business experience;

  •
  Cultural, gender, ethnic or age diversity;

  •
  Experience in financial oversight, and a strong reputation with the financial community;

  •
  Experience in business management and the potential to succeed top management in the event of unexpected necessary Board intervention;

  •
  Broad experience at the policy making level in business, government, education, technology, or public interest; or

  •
  Business contacts, knowledge or influence useful to our business and product lines.

        We believe that all of our directors should be committed to enhancing stockholder value, represent the interests of all stockholders, and have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform and carry out all director duties in a responsible manner. The Board believes that directors who are full-time employees of other companies should not serve on more than three public company boards at one time, and that directors who are retired from full-time employment should not serve on more than four public company boards. Further, while we do not have a formal diversity policy, our Board and Nominating Committee are committed to actively seeking highly qualified women and individuals from minority groups to include in the pool from which new candidates are selected.

        When seeking new director candidates, the Nominating Committee will consider potential candidates for directors submitted by Board members, members of our management and our stockholders. The Nominating Committee does not evaluate candidates differently based upon the source of the nominee.

        The individuals named as proxyholders will vote your proxy for the election of the nominee directors unless you direct them to withhold your vote. If one or both nominees become unable to serve as a director before the Annual Meeting (or decides not to serve), the individuals named as proxyholders may vote for a substitute.

        Set forth below are the names and ages of the nominees and the other continuing directors, the years they became directors, their principal occupations or employment for at least the past five years, and the names of other public companies for which they serve as a director or have served as a director during the past five years. Also set forth are the specific experience, qualifications, attributes, or skills that led our Nominating Committee to conclude that each person should serve as a director. All our directors have held high-level positions in their fields and have experience in dealing with complex issues. We believe that each is an individual of high character and integrity and exercises sound judgment.

Nominees for Election for a One-Year Term Ending with the 2022 Annual Meeting:

Timothy E. Guertin Age: 71 Director Since: 2020 Independent	Principal occupation, business experience and directorships

•

Positions at Varian Medical Systems, Inc.

•

Chief Executive Officer (2006 - 2012)

•

President (2005 - 2012)

•

Chief Operating Officer (2004 - 2006)

•

Corporate Executive Vice President (2002 - 2005)

•

President, Oncology Systems (1992 - 2005)

•

Other Current Public Company Board Memberships: Teradyne, Inc., a supplier of automatic test equipment. Prior Public Company Board Memberships in Past Five Years: Varian Medical Systems, Inc.

Experience, qualifications, attributes, or skills supporting directorship

•

Deep knowledge of Varex's management structure, strategy, and users of Varex's technology, which he gained over more than 30 years with the former parent company of Varex;

•

Broad experience in product development, regulatory, marketing, financial and operational matters

•

Past service on the board of directors of Acelity L.P., Inc., a privately held global advanced wound care company

•

Has served on the board of healthcare and technology industry organizations and is a former director and chairman of the board of directors of TechAmerica (a nationwide technology trade association)

•

Service on the board of trustees and as treasurer of the Radiation Oncology Institute, a non-profit organization engaged in cancer treatment research

Committee Memberships • Compensation and Management Development Committee • Nominating and Corporate Governance Committee
Walter M Rosebrough, Jr. Age: 66 Director Since: 2018 Independent	Principal occupation, business experience and directorships

•

President and Chief Executive Officer, STERIS plc, a provider of infection prevention and other procedural products and services (2007 - Present)

•

Prior to joining STERIS, served as President and Chief Executive Officer of Coastal Hydraulics, Inc.; also served in various executive positions, including Chief Executive Officer, at Hill-Rom, a global leader in patient support systems, therapeutic products, and workflow information technology

•

Other Current Public Company Board Memberships: STERIS plc.

Experience, qualifications, attributes, or skills supporting directorship

•

Service as a director and chief executive officer of a public company;

•

Over 30 years in the healthcare industry in various senior executive roles, including 25 years as chief executive officer;

•

Leadership experience in many major business functions, including product development, business development, manufacturing, finance, and marketing;

•

Experience leading ventures ranging in scale from start-up operations to multi-billion dollar multinational businesses; and

•

Service on the following healthcare industry boards: AAMI (Association for the Advancement of Medical Instrumentation), AdvaMed (Advanced Medical Technology Association), and MDMA (Medical Device Manufacturers Association).

Committee Memberships • Compensation and Management Development Committee (Chair) • Nominating and Corporate Governance Committee
Continuing Directors
Jocelyn D. Chertoff, M.D. Age: 65 Director Since: 2017 Independent	Principal occupation, business experience and directorships

•

Positions at Dartmouth Hitchcock Medical Center

•

Chair of the Department of Diagnostic Radiology and Vice President of the Regional Radiology Service Line (2015 - Present)

•

Interim Chair of the Department of Diagnostic Radiology (2014 - 2015)

•

Vice Chair (2004 - 2012)

•

Practicing Radiologist since 1991

Experience, qualifications, attributes, or skills supporting directorship

•

Deep knowledge and experience in radiology;

•

Provides significant end-user perspective to assist with product development as well as with relationships with existing and prospective X-ray imaging system manufacturers; and

•

Experience serving on a number of non-profit boards and committees

Committee Memberships • Audit Committee • Nominating and Corporate Governance Committee (Chair)
Jay K. Kunkel Age: 61 Director Since: 2017 Independent	Principal occupation, business experience and directorships

•

President Asia, Executive Vice President, Tenneco Inc., one of the world's largest manufacturers of ride performance and clean air products and systems for automotive and commercial vehicles (November 2018 - November 2020)

•

President Asia Pacific, Member of the Executive Counsel, and Company Officer, Lear Corporation, a global leader in automotive and e-systems (2013 - May 2018)

•

Positions at Continental AG, an automotive manufacturing company

•

President Asia, Member of the Management Board (2007 - 2013)

•

President Asia, Automotive Systems Division, Member of the Management Board (2005 - 2007)

•

Positions at PwC Financial Advisory Services

•

Head of Corporate Finance and M&A Advisory

•

Managing Director and Regional Leader of Automotive & Manufacturing Practice

•

Prior to joining PwC, held various positions at Visteon Automotive Systems, Mitsubishi Motor Sales of America, and Chrysler Corporation

Experience, qualifications, attributes, or skills supporting directorship

•

Extensive experience in manufacturing operations and the industrial market;

•

International experience, including in key markets in Asia;

•

Deep knowledge and core skills in corporate development and mergers and acquisitions; and

•

Expertise in project management and restructuring operations.

Committee Memberships • Audit Committee • Compensation and Management Development Committee

Ruediger Naumann-Etienne, PhD Age: 74 Director Since: 2017 Chairman Since: 2017 Independent	Principal occupation, business experience and directorships

•

Owner and Managing Director, Intertec Group, an investment company specializing in the medical technology field (1989 - present)

•

Chairman of the Board of Directors, Cardiac Science Corporation, a provider of cardiology products (2006 - 2010)

•

Vice-Chairman of the Board of Directors, Cardiac Science Corporation (2005 - 2006)

•

Chairman of Quinton Cardiology Systems, a predecessor to Cardiac Science Corporation (2000 - 2005)

•

Prior Public Company Board Memberships in Past Five Years: Encision Inc., Iridex Corporation and Varian Medical Systems, Inc.

Experience, qualifications, attributes, or skills supporting directorship

•

Experience working in the medical device business for nearly four decades;

•

Experience working in senior business and finance executive roles with a leading electronics company for a decade;

•

Extensive experience with finance and mergers and acquisitions;

•

International experience, having lived and worked in Europe and Latin America, and gained fluency in four languages; and

•

Service as Chief Executive Director, Chairman or director, and a member of the audit, nominating and compensation committees, of a number of public medical device companies.

Committee Memberships • Audit Committee • Compensation and Management Development Committee
Sunny S. Sanyal Age: 56 Director Since: 2017	Principal occupation and business experience

•

President and Chief Executive Officer (January 2017 - Present)

•

Senior Vice President and President, Imaging Components, Varian Medical Systems, Inc. (2014 - 2017)

•

Chief Executive Officer, T-System Inc., an information technology solutions and services provider (2010 - 2014)

•

Positions at McKesson Corporation, a healthcare services and information technology company

•

Chief Operating Officer, McKesson Provider Technologies (2006 - 2010)

•

Group President, Clinical Information Systems division (2004 - 2006)

•

Previous management positions with GE Healthcare, Accenture, and IDX Systems Corporation

Experience, qualifications, attributes, or skills supporting directorship

•

Extensive experience in medical device and healthcare industry;

•

Key insight into Varex through his leadership position within Varian's Imaging Components business before becoming our President and Chief Executive Officer; and

•

Significant public company operational experience.

Christine A. Tsingos Age: 62 Director Since: 2017 Independent	Principal occupation, business experience and directorships

•

Executive Vice President and Chief Financial Officer, Bio-Rad Laboratories, Inc., a leader in life science research and clinical diagnostics markets (2002 - 2019)

•

Chief Operating Officer, Chief Financial Officer and consultant, Attest Systems, Inc., a leading software company in the IT asset management sector

•

Chief Financial Officer, Tavolo, Inc., a leading online retailer of specialty food, cookware, and cooking-related content

•

Vice President and Treasurer, Autodesk, Inc., a leading developer of design software

•

Assistant Treasurer, The Cooper Companies, Inc., a global healthcare manufacturer of vision-related products

•

Other Current Public Company Board Memberships: Onto Innovation Inc., a manufacturer of semiconductor equipment and Envista Holdings Corporation, a global dental products company

Experience, qualifications, attributes, or skills supporting directorship

•

Expertise in finance, operations, and financial reporting matters;

•

Extensive experience and critical insights in financial management, strategic planning, acquisitions, treasury, and investor relations;

•

Over 25 years of public company experience and a proven track record, including being named Bay Area CFO of the Year in 2010 and among the Most Influential Women in Business 2008 - 2012; and

•

Service as chair of the audit committee and member of the compensation committee of a public manufacturing company.

Committee Memberships • Audit Committee (Chair) • Nominating and Corporate Governance Committee

Director Qualifications Matrix

        The following matrix is provided to illustrate the skills and qualifications of the nominated and continuing members of our Board and demonstrate our commitment to inclusiveness and diversity.

Governance of the Company

  Overview

        We are committed to strong corporate governance. Our governance policies and practices include:

  Ethical Conduct and Strong Governance

  •
  The Board's Corporate Governance Guidelines articulate clear corporate governance policies, which include basic director duties and responsibilities.

  •
  The fundamental responsibility of the Board is to represent the interests of the stockholders of the Company. In fulfilling its responsibilities, the Board performs the following principal functions: (i) reviewing corporate strategy, annual operating budgets, mergers and acquisitions over a certain threshold and significant financings; (ii) providing general oversight of the Company's business; (iii) selecting, evaluating, and compensating the Company's Chief Executive Officer and other executive officers; (iv) evaluating and establishing Board processes, performance and compensation; (v) selecting directors; and (vi) monitoring legal and ethical conduct.

  •
  The Board has adopted a Code of Conduct applicable to all our employees, including the executive officers, and to our directors.

  •
  We have a hotline for employees to report concerns regarding ethics and financial matters, including accounting, internal controls, and audit concerns, and have established procedures for anonymous submission of these matters.

  •
  Each director is responsible for disclosing to the Nominating Committee and General Counsel situations that he or she reasonably believes give rise to a potential conflict of interest or related person transaction. The Board, upon recommendation of the Nominating Committee and after consultation with the Company's legal counsel, determines on a case-by-case basis or where it deems appropriate by specific category whether such a conflict of interest or related person transaction exists. Please refer to the discussion under "Certain Relationships and Related Transactions" for more information.

  •
  The Board conducts an annual assessment on its effectiveness and the effectiveness of each of its committees.

  •
  Directors are expected to attend all stockholder meetings.

  •
  The Board encourages directors to participate in developmental continuing education programs applicable to their position as a director of the Company, including, but not limited to, those recommended by the Nominating Committee.

  Director Independence

  •
  The Company has an independent non-employee director as Chairman, and our Bylaws mandate that the roles of Chairman and Chief Executive Officer must be separated.

  •
  A majority of the Board members are independent of the Company and our management. The definition of "independent" is included in our Corporate Governance Guidelines, which can be found through the "Corporate Governance" link on the Investors page on our website at www.vareximaging.com.

  •
  All members of our Board committees—the Audit Committee, the Compensation Committee, and the Nominating Committee—are independent.

  Majority Voting

  •
  The Company's Bylaws and Corporate Governance Guidelines include a majority voting standard for uncontested director elections. Under this standard, if the number of nominees timely nominated for an annual meeting does not exceed the number of directors to be elected, each director shall be elected if the number of shares voted "for" a director's election exceeds 50% of the number of votes cast with respect to that director's election. Votes cast shall include direction to withhold authority in each case and exclude abstentions with respect to that director's election. Any incumbent director who is not re-elected by the majority voting standard will be required to tender his or her resignation promptly following the certification of the stockholders' vote. The Nominating Committee will consider such resignation and recommend to the Board whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the Nominating Committee's recommendation within 90 days following the certification of the stockholders' vote and will promptly disclose publicly its decision regarding whether to accept the director's resignation.

  Board Structure

  •
  In accordance with our certificate of incorporation, commencing with the 2020 annual meeting, we began to declassify our board as follows: (i) the class of directors elected at our 2020 annual meeting were elected for a two-year term; (ii) the class of directors standing for election at the

    Annual Meeting will stand for election for a one-year term; and (iii) commencing with our 2022 annual meeting, and at each annual meeting thereafter, all directors will stand for election for a one-year term.

  •
  The Board is committed to inclusiveness and diversity.

  •
  The Board does not believe that rotating committee members at set intervals should be mandated as a policy since there may be reasons at a given point in time to maintain an individual Board member's committee membership for a longer period. However, for the Board's standing committees, our guidelines state that the Nominating Committee should consider recommending a new member to each committee every three years, and rotating the Chairman of a committee as appropriate.

  •
  The annual cycle of agenda items for Board and committee meetings reflects Board and committee requests and changing business and legal issues. The Board receives regularly scheduled presentations from our finance, legal and compliance departments and major business units and operations, and reviews enterprise risk at least annually. The Board's and committees' annual agenda includes review of, among other items, our long-term strategic plans and periodic reports on progress against these plans, emerging and disruptive technologies, potential acquisition or investment targets, capital projects, the evaluation of the Chief Executive Officer and management, and Board succession.

  Director and Executive Compensation

  •
  The Board has adopted stock ownership guidelines for our directors and executive officers. Each non-employee director is expected to own shares valued at five times the directors' annual retainer fee, with shares subject to deferred stock units counting for this purpose. Our Chief Executive Officer is expected to own shares valued at six times base salary, our Chief Financial Officer at three times base salary, and each of our other executive officers at one times base salary. Individuals who become subject to these stock ownership guidelines are generally required to achieve the applicable ownership level within five years of first becoming subject to the guidelines.

  •
  The Board has adopted a recoupment policy to recover certain incentive payments made to executives in the event of a restatement of our financial statements.

  Director Independence

        The Board has determined that Dr. Chertoff, Mr. Guertin, Mr. Kunkel, Dr. Naumann-Etienne, Mr. Rosebrough, and Ms. Tsingos are "independent" for purposes of the Nasdaq listing requirements and under our Corporate Governance Guidelines. Mr. Sanyal, our President and Chief Executive Officer, is an employee and therefore not "independent." The Board considered transactions and relationships (such as Ms. Tsingos' service on the board of Envista Holdings Corporation, a customer of the Company), both direct and indirect, between each director (and his or her immediate family) and the Company and its subsidiaries and affirmatively determined that none of Dr. Chertoff, Mr. Kunkel, Dr. Naumann-Etienne, Dr. Reinhardt, Mr. Rosebrough, and Ms. Tsingos has any material relationship, either direct or indirect, with us other than as a director and stockholder.

  Board Meetings

        The Board met eight times in fiscal year 2020. Each of the Board meetings included executive sessions of either the independent directors or the non-management directors, or both, with Dr. Naumann-Etienne presiding at such meetings. We have three standing committees of the Board: the Audit Committee, the Compensation Committee, and the Nominating Committee. Each current director attended at least 75% of the total Board meetings and meetings of the committees on which they served that were held in fiscal year 2020. Directors are encouraged to attend meetings of committees on which they do not serve as members. All directors of the Company are strongly encouraged to attend our annual meeting of stockholders. All the directors then serving on the Board were present at our 2020 Annual Meeting, except for Mr. Kunkel who was unable to attend due to COVID-19 related travel restrictions.

  Board Leadership Structure

        The Board has adopted Corporate Governance Guidelines designed to promote the functioning of the Board and its committees. These Guidelines and our Bylaws address Board composition, Board functions and responsibilities, qualifications, leadership structure, committees, and meetings.

        Our Bylaws require that the Chairman of the Board be chosen from among the directors and may not be the Chief Executive Officer. The Board has determined that having Dr. Naumann-Etienne, who is "independent" within the meaning of the Nasdaq listing standards, serve as Chairman and Mr. Sanyal serve as Chief Executive Officer is in the best interests of the stockholders. We have separated the roles of Chief Executive Officer and Chairman in recognition of the differences between the two roles. The Chief Executive Officer is responsible for setting our strategic direction and for our day-to-day leadership and performance, while the Chairman provides guidance to the Chief Executive Officer and leads the Board. The Board believes its administration of its risk oversight function has not affected the Board's leadership structure.

  The Board's Role in Risk Oversight

        Our Company faces a number of risks, including operational, economic, financial, legal, regulatory, and competitive risks. Our management is responsible for the day-to-day management of the risks we face. While our Board, as a whole, has ultimate responsibility for the oversight of risk management, it administers its risk oversight role in part through the Board committee structure, with the Audit Committee, the Compensation Committee, and the Nominating Committee responsible for monitoring and reporting on the material risks associated with their respective subject matter areas. In fiscal year 2019, we updated the charter of the Audit Committee to reference its oversight responsibility with respect to cybersecurity.

        The Board's role in our risk oversight process includes receiving regular reports from members of senior management, as well as external advisors such as PwC, on areas of material risk to us, including operational, economic, financial, legal, regulatory and competitive risks. The full Board (or the appropriate committee in the case of risks that are reviewed by a particular committee) receives these reports from those responsible for the relevant risk in order to enable it to understand our risk exposures and the steps that management has taken to monitor and control these exposures. When a committee receives the report, the Chairman of the relevant committee generally provides a summary to the full Board at the next Board meeting. This enables the Board and its committees to coordinate the risk oversight role. The Audit Committee assists the Board in oversight and monitoring of principal risk exposures related to financial statements, legal, ethical compliance, regulatory, and other matters, as well as related mitigation efforts. The Compensation Committee assesses, at least annually, the risks associated with our compensation policies. The Nominating Committee assists the Board in oversight of risks that we have relative to compliance with corporate governance standards.

Board Committees and Committee Meetings

        Each of our standing committees has a written charter approved by the Board that clearly establishes the committee's roles and responsibilities. Copies of the charters for the Audit Committee, the Compensation Committee, and the Nominating Committee, as well as our Corporate Governance

Guidelines and Code of Conduct, can be found through the "Corporate Governance" link on the Investors page on our website at www.vareximaging.com. Please note that information on, or that can be accessed through, our website is not part of these proxy soliciting materials, is not deemed "filed" with the SEC and is not to be incorporated by reference into any of our filings under the Securities Act of 1933, as amended, or the Exchange Act, and, except for information filed by the Company under the cover of Schedule 14A, is not deemed to be proxy soliciting materials.

Audit Committee
Chair: Ms. Tsingos
Additional Members: Dr. Chertoff, Mr. Kunkel, and Dr. Naumann-Etienne
Meetings in Fiscal Year 2020: 9

  Committee Functions:

  •
  Oversees our accounting and financial reporting process and audits of financial statements.

  •
  Assists the Board in oversight and monitoring of (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) the independent registered public accounting firm's qualifications and independence, (iv) the performance of our internal audit function and of the independent registered public accounting firm and (v) the principal risk exposures facing the Company that are related to financial statements, legal, regulatory and other similar matters, such as risks related to cybersecurity, as well as the Company's related mitigation efforts.

  •
  Prepares the Audit Committee Report included in our proxy statement.

  •
  Reports to the Board the results of its monitoring and recommendations.

  •
  Provides to the Board any additional information and materials as the committee may determine is necessary to make the Board aware of significant financial matters requiring the Board's attention.

  Member Qualifications

        Each member of the Audit Committee meets the additional requirements regarding independence for Audit Committee members under Nasdaq listing requirements. The Board has determined that Ms. Tsingos is an "audit committee financial expert" as defined in Item 407(d)(5) of Regulation S-K under the Exchange Act based upon her experience as the chief financial officer of Bio-Rad Laboratories between 2002 and 2019 and as the chief financial officer of Attest Systems, Inc. between 2000 and 2002.

Compensation and Management Development Committee
Chair: Mr. Rosebrough
Additional Members: Mr. Guertin, Mr. Kunkel, and Dr. Naumann-Etienne
Meetings in Fiscal Year 2020: 5

  Committee Functions:

  •
  Discharges the Board's responsibilities relating to compensation of our executive officers.

  •
  Evaluates our compensation plans, policies and programs for executive officers and recommends the establishment of policies dealing with various compensation and employee benefit plans.

  •
  Oversees our stock and cash incentive plans.

  •
  Reviews and discusses with management and recommends to the Board whether the disclosures under "Compensation Discussion and Analysis" should be included in our proxy statement.

  •
  Reviews the compensation paid to directors for service on the Board and its committees.

  •
  Provides advice on management development matters that have major implications for the growth, development, and depth of our management team, including reviewing succession plans.

  •
  Assesses, at least annually, the risks associated with our compensation policies, and reports to the Board and the Audit Committee whether our compensation policies and practices create risks that are reasonably likely to have a material adverse effect on us.

        The Compensation Committee determines all compensation for our NEOs and certain other of the Company's officers. Before making decisions on compensation for individuals other than our Chief Executive Officer, the Compensation Committee reviews with our Chief Executive Officer each individual's performance and accomplishments over the prior year. Except for his own position, our Chief Executive Officer makes recommendations to the Compensation Committee about base salary increases, any changes to the incentive plan target awards and the amount of equity awards for each executive. However, the Compensation Committee retains and does not delegate any of its exclusive power to determine all matters of executive compensation and benefits for the designated officers. The Compensation Committee meets with its independent advisors and other independent members of the Board to determine the Chief Executive Officer's compensation.

  Compensation Committee Advisors

        To independently assist and advise the Compensation Committee, the Compensation Committee has retained Frederic W. Cook & Co., Inc. ("FW Cook") as its compensation consultant since May 2018. The engagement with FW Cook is exclusively with the Compensation Committee, which has sole authority to retain and terminate any compensation consultant or other advisor that it uses. FW Cook does not have any relationship with the Company or management except as it may relate to performing services on behalf of the Compensation Committee. The Compensation Committee has assessed the independence of FW Cook pursuant to SEC rules and concluded that no conflict of interest exists that would prevent the company from independently representing the Compensation Committee.

        The compensation consultant reviews and analyzes our executive compensation programs, compensation strategy and effectiveness of pay delivery. The compensation consultant provides market information on compensation trends and practices and makes recommendations to the Compensation Committee based on competitive data. The compensation consultant advises the Compensation Committee chair on agenda items for Compensation Committee meetings, reviews management proposals and is available to perform special projects at the Compensation Committee chair's request. The compensation consultant also periodically provides the Compensation Committee with updates on regulatory and legislative developments pertaining to executive compensation and compensation committee governance. The compensation consultant provides analyses and recommendations that inform the Compensation Committee's decisions, but does not decide or approve any compensation actions. As needed, the Compensation Committee also consults with the compensation consultant on program design changes.

  Member Qualifications

        In addition to being independent, each member of the Compensation Committee is a "non-employee director" for purposes of the Exchange Act.

 Nominating and Corporate Governance Committee
Chair: Dr. Chertoff
Additional Members: Mr. Guertin, Mr. Rosebrough, and Ms. Tsingos
Meetings in Fiscal Year 2020: 4

  Committee Functions:

  •
  Develops and recommends to the Board corporate governance principles, including our Corporate Governance Guidelines, Code of Conduct, and protocol regarding conflicts of interest and related person transactions.

  •
  Identifies, evaluates, and recommends to the Board potential nominees to the Board, including those received from stockholders.

  •
  Reviews with the Board annually the independence, skills and characteristics of all individual members and the skills and characteristics of the Board as a whole in determining whether to recommend incumbent directors for re-election.

  •
  Evaluates and makes recommendations to the Board concerning the size of the Board, the appointment of directors to Board committees, the qualifications of committee members and the selection of Board committee chairs.

  •
  Oversees the annual review of director independence and evaluation of the Board's performance.

  •
  Assists the Board in oversight and monitoring the Company's Environmental, Social, and Governance (ESG) programs.

PROPOSAL TWO
ADVISORY VOTE TO APPROVE OUR EXECUTIVE COMPENSATION

BOARD RECOMMENDATION
VOTE "FOR" THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Background to the Advisory Vote

        Under Section 14A of the Exchange Act, stockholders are able to vote to approve, on an advisory (non-binding) basis (an "Advisory Vote on Compensation"), the compensation of the NEOs as disclosed in this Proxy Statement in the Compensation Discussion and Analysis section and the related executive compensation tables. Accordingly, we are asking stockholders to approve, on an advisory (non-binding) basis, the following advisory resolution at our Annual Meeting:

    "RESOLVED, that the compensation of the Company's named executive officers, as disclosed in the Annual Proxy Statement for the 2021 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Compensation Tables, and the other related tables and disclosure, is hereby APPROVED."

        The Board recommends a vote FOR this resolution because it believes that the policies and practices described in the Compensation Discussion and Analysis section of this Proxy Statement are effective in achieving the Company's goals of attracting, retaining and motivating our executives, rewarding individual and Company performance and aligning the executives' long-term interests with those of the Company's stockholders.

        We encourage stockholders to read the Compensation Discussion and Analysis beginning on page 29 of this Proxy Statement, as well as the related compensation tables and narrative, which provide detailed information on the Company's compensation policies and practices and the compensation of our NEOs.

        This "say-on-pay" vote is a non-binding advisory vote. The approval or disapproval of this proposal by stockholders will not require the Board or the Compensation Committee to take any action regarding our executive compensation practices. Nonetheless, the Board and the Compensation Committee will consider the outcome of the vote when making future compensation decisions for our NEOs.

Required Vote

        Approval of the resolution above (on a non-binding, advisory basis) requires that the number of votes cast at the Annual Meeting, in person or by proxy, in favor of the resolution exceeds the number of votes cast in opposition to the resolution.

Next "Say-On-Pay" Advisory Vote

        We currently conduct an annual Advisory Vote on Compensation and the Board expects to hold the next Advisory Vote on Compensation at the 2022 Annual Meeting.

 PROPOSAL THREE
RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

BOARD RECOMMENDATION
VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF
PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2021

Selection of the Accounting Firm

        The Audit Committee has appointed PwC as our independent registered public accounting firm to perform the audit of our financial statements for fiscal year 2021, and we are asking you and other stockholders to ratify this appointment.

        The Audit Committee, which is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm, annually reviews the independent registered public accounting firm's independence, including reviewing all relationships between the independent registered public accounting firm and us and any disclosed relationships or services that may impact the objectivity and independence of the independent registered public accounting firm, and the independent registered public accounting firm's performance. Additionally, the Audit Committee also noted that our PwC engagement audit partner is subject to regular rotation and the most recent rotation occurred in fiscal year 2018. As a matter of good corporate governance, the Board, upon recommendation of the Audit Committee, has determined to submit to stockholders for ratification, the appointment of PwC. In the event that a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on Proposal Three does not ratify this appointment of PwC, the Audit Committee will review its future appointment of PwC.

        We expect that a representative of PwC will be present at the Annual Meeting and that such representative will have an opportunity to make a statement if he or she desires and will be available to respond to appropriate questions.

Policy on Audit Committee Pre-Approval of Services of Independent Registered Public Accounting Firm

        The Audit Committee must pre-approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally requested annually and any pre-approval is detailed as to the particular service, which must be classified in one of the four categories of services. The Audit Committee may also, on a case-by-case basis, pre-approve services that are not contained in the annual pre-approval request. In connection with this pre-approval policy, the Audit Committee also considers whether the categories of pre-approved services are consistent with the rules on accountant independence promulgated by the SEC.

Principal Accountant Fees and Services

        The following is a summary of the fees billed or to be billed to us by PwC for professional services rendered for the fiscal years ended October 2, 2020 and September 27, 2019.

Fee Category	Fiscal Year 2020		Fiscal Year 2019
Audit Fees(1)	$7,736,876	(3)	$5,600,308
Audit-Related Fees	$—		$—
Tax Fees	$—		$—
All Other Fees(2)	$900		$900

Total Fees	$7,737,776		$5,601,208

(1)
Audit Fees.    Consist of fees billed or expected to be billed for the audit of annual financial statements, review of quarterly financial statements and services normally provided in connection with statutory and regulatory filings or engagements. For fiscal year 2020 this category also includes $430,000 of fees for services rendered in connection with the issuance of our convertible notes in June 2020 and our senior secured notes in September 2020.

(2)
All Other Fees.    Consist of fees for accessing an online accounting and financial information resource site.

(3)
Audit Fees for 2020.    Audit fees for 2020 increased over the prior year primarily due to (i) additional testing of internal controls over financial reporting where material weaknesses were identified for both fiscal years 2018 and 2019; and (ii) additional testing of financial results due to the identified material weaknesses.

        The Audit Committee determined that PwC's provision of these services, and the fees that we paid for these services, are compatible with maintaining the independence of the independent registered public accounting firm. The Audit Committee pre-approved all services that PwC provided in fiscal year 2020 and 2019 in accordance with the pre-approval policy discussed above.

Required Vote

        Ratification of the appointment of PwC as our independent registered public accounting firm for the fiscal year ending October 1, 2021 requires an affirmative vote of the majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote. Unless marked to the contrary, proxies received will be voted "FOR" ratification of the appointment of PwC.

AUDIT COMMITTEE REPORT

        The Audit Committee of the Board (the "Audit Committee") consists of the four directors whose names appear below. Each member of the Audit Committee meets the definition of "independent director" and otherwise qualifies to be a member of the Audit Committee under Nasdaq listing requirements.

        The Audit Committee's general role is to assist the Board in monitoring the Company's financial reporting process and related matters. Its specific responsibilities are set forth in its charter. The Audit Committee reviews its charter at least annually, and did so in the August 2020 Audit Committee meeting.

        As required by the charter, the Audit Committee reviewed the Company's financial statements for fiscal year 2020 and met with management, as well as with representatives of PricewaterhouseCoopers LLP, the Company's independent registered public accounting firm, to discuss the financial statements. The Audit Committee also discussed with members of PricewaterhouseCoopers LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board.

        In addition, the Audit Committee received the written disclosures and letters required by the applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP's communications with the Audit Committee concerning independence and discussed with members of PricewaterhouseCoopers LLP its independence from management and the Company.

        Based on these discussions, the financial statement review and other matters it deemed relevant, the Audit Committee recommended to the Board that the Company's audited financial statements for fiscal year 2020 be included in the Company's Annual Report on Form 10-K for the fiscal year ended October 2, 2020.

        Furthermore, in connection with the standards for independence promulgated by the Securities and Exchange Commission, the Audit Committee reviewed the services provided by PricewaterhouseCoopers LLP, the fees the Company paid for these services, and whether the provision of the services is compatible with maintaining the independence of the independent registered public accounting firm. The Audit Committee deemed that the provision of the services is compatible with maintaining that independence.

        The Audit Committee has selected PricewaterhouseCoopers LLP to be the Company's independent registered public accounting firm for fiscal year 2021. In doing so, the Audit Committee considered the results from its review of PricewaterhouseCoopers LLP's independence, including (a) all relationships between PricewaterhouseCoopers LLP and the Company and any disclosed relationships or services that may impact their objectivity and independence, (b) PricewaterhouseCoopers LLP's performance and qualification as an independent registered public accounting firm and (c) the fact that the PricewaterhouseCoopers LLP engagement audit partner is rotated on a regular basis as required by applicable laws and regulations. As a matter of good corporate governance, the Audit Committee has determined to submit its appointment of PricewaterhouseCoopers LLP to the stockholders for ratification. In the event that a majority of the shares of common stock present or represented at the Annual Meeting and entitled to vote on the matter does not ratify this appointment, the Audit Committee will review its future appointment of PricewaterhouseCoopers LLP.

Christine A. Tsingos (Chair) Jocelyn D. Chertoff Jay K. Kunkel Ruediger Naumann-Etienne

STOCK OWNERSHIP

Beneficial Ownership of Certain Stockholders, Directors and Executive Officers

        This table shows as of December 4, 2020: (1) the beneficial owners of more than five percent of our common stock and the number of shares they beneficially owned based on information provided in their most recent filings with the SEC; and (2) the number of shares each director, each nominee for director and each NEO and all directors, nominees for director and executive officers as a group beneficially owned, as reported by each person. Except as otherwise indicated, the address of each is 1678 S. Pioneer Road, Salt Lake City, Utah 84104. Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. Except as noted, each person has sole voting and investment power over the shares shown in this table. For each individual and group included in the table below, the percentage ownership is calculated by dividing the number of shares beneficially owned by the person or group, which includes the number of shares of common stock that the person or group had the right to acquire on or within 60 days after December 4, 2020 by the sum of the 39,171,602 shares of common stock outstanding on December 4, 2020, plus the number of shares of common stock that the person or group had the right to acquire on or within 60 days after December 4, 2020.

	Amount and Nature of Common Stock Beneficially Owned
	Number of Shares Beneficially Owned	Percent of Class
Stockholders
Blackrock, Inc.(1)	5,976,111	15.3%
55 East 52nd Street, New York, NY 10055
The Vanguard Group, Inc.(2)	4,089,701	10.4%
100 Vanguard Blvd., Malvern, PA 19355
Shapiro Capital Management LLC(3)	3,942,943	10.0%
3060 Peachtree Road, Suite 1555 N.W., Atlanta, GA 30305
Directors, Nominees for Director and Named Executive Officers
Jocelyn D. Chertoff, M.D.(4)	14,097	*
Brian W. Giambattista(5)	53,657	*
Timothy E. Guertin	—	*
Kimberley E. Honeysett(6)	86,224	*
Mark S. Jonaitis(7)	163,864	*
Jay K. Kunkel(8)	14,558	*
Shubham Maheshwari	—	*
Ruediger Naumann-Etienne, PhD(9)	35,846	*
Walter M Rosebrough, Jr.(10)	22,701	*
Sunny S. Sanyal(11)	903,444	2.3%
Christine A. Tsingos(12)	14,558	*
Clarence R. Verhoef(13)	272,979	*
All directors, nominees for director and executive officers as a group (12 persons)	1,581,928	4.0%

*
The percentage of shares of common stock beneficially owned does not exceed one percent of the shares of common stock outstanding at December 4, 2020.

(1)
Based on a Schedule 13G/A filed on February 4, 2020, Blackrock, Inc. has sole power to vote 5,887,669 of these shares and sole power to dispose of 5,976,111 of these shares.

(2)
Based on a Schedule 13G/A filed on February 12, 2020, The Vanguard Group, Inc. has sole power to vote 55,409 of these shares, shared power to vote 4,835 of these shares, sole power to dispose of 4,034,768 of these shares, and shared power to dispose of 54,933 of these shares.

(3)
Based on a Schedule 13G filed on July 10, 2020, Shapiro Capital Management LLC has sole power to vote 3,365,604 of these shares, shared power to vote 577,339 of these shares, sole power to dispose of 3,942,943 of these shares, and shared power to dispose of 0 of these shares.

(4)
Amount shown includes 9,410 Deferred Stock Units that have vested but that are subject to deferred distribution.

(5)
Amount shown includes 53,657 shares that may be acquired under exercisable stock options.

(6)
Amount shown includes 81,764 shares that may be acquired under exercisable stock options. Also includes 195 shares held in a trust of which Ms. Honeysett is the trustee.

(7)
Amount shown includes 122,514 shares that may be acquired under exercisable stock options.

(8)
Amount shown includes 9,410 Deferred Stock Units that have vested but that are subject to deferred distribution.

(9)
Amount shown includes 12,939 Deferred Stock Units that have vested but that are subject to deferred distribution.

(10)
Amount shown includes 14,000 shares held in a trust of which Mr. Rosebrough is the trustee and 8,701 Deferred Stock Units that have vested but that are subject to deferred distribution.

(11)
Amount shown includes 846,455 shares that may be acquired under exercisable stock options.

(12)
Amount shown includes 9,410 Deferred Stock Units that have vested but that are subject to deferred distribution.

(13)
Amount shown includes 245,741 shares that may be acquired under exercisable stock options.

Delinquent Section 16(a) Reports

        Under U.S. securities laws, directors, certain officers, and persons holding more than 10% of our common stock must report their initial ownership of our common stock and any changes in their ownership to the SEC. The SEC has designated specific due dates for these reports and we must identify in this Proxy Statement those persons who did not file these reports when due. Based solely on our review of copies of the reports filed with the SEC and the written representations of our directors and executive officers, except as set forth in the following sentence, we believe that each person who at any time during the 2020 fiscal year was a director or an executive officer or held more than 10% of our common stock filed the required reports on time in fiscal year 2020. The Form 4s covering two transactions for each of Sunny Sanyal, Kimberley Honeysett, Mark Jonaitis, Brian Giambattista, and one transaction for Kevin Yankton that were due on February 18, 2020, were not filed until February 28, 2020.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Background

        Prior to January 28, 2017, we were a wholly-owned subsidiary of Varian Medical Systems, Inc. ("Varian"). On January 28, 2017, Varian completed its spin-off of the Company (the "Spin-off") and we became an independent publicly traded company. Our executives have been compensated under the Varex executive compensation program since fiscal year 2018. The discussion in this section provides an overview of, and describes details regarding, the compensation programs for our NEOs and Board in fiscal year 2020. It includes a discussion of our business highlights, our philosophy, programs, governance, along with actual and target compensation received.

        In establishing the executive compensation program for fiscal year 2020, the Compensation Committee continued to review and revise our executive compensation program to better align its targeted results with the Company's business strategy and objectives as a stand-alone, publicly-traded company. For 2020, the Compensation Committee approved:

  •
  a long-term incentive (LTI) program comprised of time-based RSUs (50%) and, new for fiscal year 2020, performance-based stock options (50%); and, consistent with 2019,

  •
  an annual cash incentive plan that incorporated financial measures of (1) revenue, (2) free cash flow, and (3) EBITDA of the Company as well an assessment of pre-determined individual strategic goals. For solution line executives, the annual cash incentive plan also incorporates revenue and contribution margin of each executive's solution or business line.

        The Compensation Committee believes this program incentivizes the NEOs to manage the business and take actions that will increase the market valuation of the Company over the long term.

Business Highlights

        In fiscal year 2020, the ongoing impact of COVID-19 created significant challenges for our business and operations. During this extraordinary year, we focused on improving items in our control to better position Varex for growth once the economy recovers from the COVID-19 pandemic.

Cost Reduction Actions

        We targeted $28 million of annualized cost reductions which are expected to be fully realized starting in the second quarter of fiscal year 2021. Approximately 75% of the cost reductions are expected to benefit gross margin and about 25% to benefit operating expenses.

  •
  We completed the closure of our Santa Clara facility ahead of schedule, which we expect to provide annualized savings of about $14 million, or $3.5 million per quarter.

  •
  Additionally, we reduced 94 positions in the U.S. in the fourth quarter of the fiscal year which we expect to provided annualized savings of $14 million beginning in the first quarter of fiscal year 2021.

New Capital Structure

        During the second half of fiscal 2020, we put in place a more flexible debt structure that also helped increase our liquidity.

  •
  In the fourth quarter of fiscal year 2020, we completed a private offering of $300 million of 7.875% senior secured notes due in 2027, and also entered into an asset-based revolving credit facility of up to $100 million, which currently remains undrawn. We used the proceeds from the offering primarily to pay off our prior credit facility. The remaining net proceeds from the notes offering were added to our cash balance and are expected to be used for general corporate purposes.

  •
  In the third quarter of fiscal year 2020, we completed a private offering of $200 million of 4.00% convertible senior notes due in 2025. In connection with that transaction, we entered into bond hedge and warrant transactions designed to offset the effect of potential dilution up to a 50% premium above the closing stock price prior to the pricing of the convertible notes.

China

        China appears to have recovered from the initial shutdown due to COVID-19. In fiscal year 2020, the China market represented 11% of our total company revenues. Our local Chinese OEM customers have continued to successfully bring new CT systems to market. Strong sales of CT systems by local Chinese manufacturers led to a significant increase in the number of CT tubes that we shipped to China in fiscal year 2020 over the prior fiscal year.

New Products

        Our R&D teams have been actively engaged with our customers during fiscal year 2020 with new product development efforts.

  •
  We are in the final stages of commercializing our new Z Platform digital detectors. This new technology is initially targeted at cardiac, surgery, dental and other fluoroscopy imaging systems that need high performance dynamic detectors that can reduce X-ray dose used during imaging. Since introducing this platform at RSNA last year, we have three new Z Platform models that are now available to our customers for evaluation and integration. Additional models are in development and we expect to release them to customers during fiscal year 2021.

  •
  We began to make engineering prototypes of a new family of liquid metal bearing X-ray tubes available to our customers recently for evaluation. The initial models are designed for CT and Cardiac applications, and we have a growing pipeline of customers interested in incorporating these technologies into their future products.

  •
  We also continued to make progress with our nanotube technology development with our joint-venture partner, VEC Imaging. A year ago, at the annual meeting of Radiological Society of North America (RSNA), we exhibited a prototype of our nanotube technology in a multi-emitter mammography system configuration. Since then, we have received significant interest in this technology. We are engaged in early stage product development activity with several OEMs to explore the use of our technology in their future imaging systems. We continue to be very happy with the performance of the emitters and the tubes.

Financial Results

        Our financial results for fiscal year 2020 included:

  •
  Revenues decreased to $738 million from $781 million in the prior year. Medical revenues declined by 2% and Industrial revenues declined by 16% from the prior year. The Medical segment represented 79% of total company revenues and the Industrial segment represented 21%.

  •
  Year over year, we experienced strong sales from CT products while products for other medical modalities decreased due to the unfavorable impact of COVID-19 on elective procedures such as mammography, oncology, surgery and dental. Industrial product sales were negatively impacted across all the vertical markets we serve, including applications for cargo screening at ports and borders, baggage screening at airports, and non-destructive testing and inspection.

  •
  For fiscal year 2020, we had a GAAP net loss of $57 million, or $1.47 per diluted share. On a non-GAAP basis, we had net earnings of $3 million, or $0.08 per diluted share.

  •
  We ended fiscal year 2020 with cash and cash equivalents of $101 million. For the fiscal year, we had cash flow from operations of $13 million. Our total debt outstanding was $455 million compared to $395 million at the end of the prior fiscal year.

2020 Say-on-Pay Advisory Vote on Executive Compensation

        At our 2020 Annual Meeting of Stockholders, approximately 92.3% of the votes cast in the "say-on-pay" advisory vote were "FOR" approval of our proposal. We value this positive endorsement by our stockholders of our 2019 executive compensation policies and believe that the outcome signals our stockholders' support of our compensation program. Consequently, based on these say-on-pay results, we continued our general approach to compensation for fiscal year 2020, including our pay for performance philosophy and our efforts to attract, retain, and motivate our named executive officers.

Philosophy of Our Executive Compensation Programs

        The Compensation Committee believes that attracting, motivating, and retaining a team of high-performing executives with strong industry expertise is critical to advancing the interests of stockholders. To promote these objectives, the Compensation Committee is guided by the following principles in developing our executive compensation program and in making pay decisions:

  •
  Key Talent.  The pay program should enable the Company to attract and retain individuals with the background, experience, and talent required to lead the development and successful implementation of the Company's business strategy.

  •
  Pay for Performance.  A high proportion of total compensation should be at risk for achievement of annual operating and strategic goals and for long-term value creation for stockholders.

  •
  Stockholder Alignment.  Long-term incentives should be awarded in the form of Company equity to directly align executive interests with those of stockholders.

  •
  Long-term Performance Orientation.  The mix of incentives should place emphasis on long-term sustainable growth and profitability.

  •
  Total Compensation Context.  Pay decisions should be made in the context of total compensation relative to pay practices of competitors for key talent and in consideration of individual performance, experience, knowledge, and internal parity among peers.

        The Compensation Committee believes that our compensation programs should include short-term and long-term components, including cash and equity-based compensation, and should reward performance as measured against established goals and in terms of share price appreciation. The Compensation Committee evaluates both performance and compensation to make sure that the compensation provided to executives remains competitive relative to compensation paid by companies of similar size operating in our industry, taking into account our relative performance and our own strategic goals. Our Compensation Committee considers the total current and potential long-term compensation of each of our executive officers in establishing each element of compensation, but views each element as related but distinct.

Program Overview

        This Compensation Discussion and Analysis section focuses on the following executives who were our NEOs for fiscal year 2020:

Name	Title
Sunny S. Sanyal	President and Chief Executive Officer
Shubham Maheshwari	Chief Financial Officer
Brian W. Giambattista	Senior Vice President and General Manager, Detectors
Kimberley E. Honeysett	Senior Vice President, General Counsel and Corporate Secretary
Mark S. Jonaitis	Senior Vice President and General Manager, X-Ray Sources
Clarence R. Verhoef	Former Senior Vice President and Chief Financial Officer

        Each program component and the rationale for it are highlighted below:

Component	Purpose and Role
Base salary	• Provide a competitive, fixed level of cash compensation to attract and retain talented and skilled senior executives.
• Recognize sustained performance, capabilities, job scope, experience, and internal pay equity.
Annual cash incentives	• Motivate and reward achievement of annual financial results that drive stockholder value.
• Reward achievement of strategic goals that provide the foundation for future growth and profitability.
Performance-based stock options	• Align executives with stockholders on gains in equity value (exercise price is set 10% higher than our closing stock price on the date of grant).
• Encourage retention and long-term thinking through time-based vesting over four years.
Restricted stock units	• Align executives with stockholders through use of equity.
• Encourage executive retention and long-term thinking through time-based vesting over four years.
Executive benefits and perquisites	• Provide the same 401(k) and other benefits as non-executive employees.
• Provide a competitive retirement benefit by allowing executives to defer compensation pursuant to a non-qualified deferred compensation plan.

Pay for Performance

        Our executive compensation programs are heavily weighted towards variable compensation that provides a direct link between corporate performance, stock price and pay outcomes for our executives. Our programs also tie pay outcomes to the achievement of key strategic objectives that we believe will drive longer-term value to stockholders. The Compensation Committee regularly assesses our programs to ensure they are aligned with the Company's evolving business strategy and are effective in supporting the Company's talent needs.

  •
  Compensation Mix.  The total direct compensation ("TDC") of our NEOs is comprised of three elements: base salary, annual cash incentives, and LTIs. As illustrated by the segments in the following graphs*, 86% of the target TDC of our Chief Executive Officer was at-risk and aligned with our stockholders in the form of annual cash incentives and LTIs. For our other NEOs as a group, 68% of their target TDC was at-risk.

  •
  Use of rigorous performance goals in our annual incentive plan.  Target objectives are set at the beginning of the fiscal year to be challenging, but attainable with solid performance in more typical economic times. Fiscal year 2020 was a difficult environment as the COVID-19 global pandemic resulted in closures and generally less commercial activity in certain industries. As a result of our financial performance in fiscal year 2020, and consistent with our pay for performance philosophy, executives earned between 32% and 60% of their target annual cash incentive awards (36% for the Chief Executive Officer and 43% on average for all other NEOs). MIP payouts were not adjusted to account for the significant difficulties that COVID-19 presented for the business.

  •
  50% of LTI value granted in the form of performance-based stock options.  For 2020, the LTI program was comprised of time-based RSUs (50%) and, new for 2020, performance-based stock options (50%). The performance-based stock options have an exercise price that is 10% higher than our closing stock price on the date of grant, thus requiring achievement of a 10% stock price increase before the stock options begin to have realizable value to the executives, subject to the service-based vesting conditions.

  •
  Impact of COVID-19 on business and executive compensation.  Our business was impacted by the COVID-19 global pandemic and the associated economic downturn, as described above in the Business Highlights section. To help mitigate this impact and to better conserve the Company's cash reserves, commencing in May 2020 and ending in September 2020, the CEO's base salary was temporarily reduced by 30% and the other NEO's salaries were temporarily reduced by 20% (other than Mr. Verhoef, who was paid in accordance with the terms of his transition agreement). The NEO salary amounts paid in 2020 were also impacted by the unpaid furlough put in place in the summer of 2020 applicable to all "non-essential" Varex employees.

  •
  Use of Strategic Goals.  Achievement of individual strategic goals represents 25% of the annual cash incentive opportunity for our executive officers. We believe this is a useful method for rewarding achievement of key milestones in the implementation of our strategies. The Compensation Committee carefully evaluates management's accomplishments relative to our key strategic goals.

  •
  Alignment of pay and stockholders' returns.  The Compensation Committee carefully structures the compensation program to achieve alignment with stockholder interests, while providing target pay opportunities that are competitive with the market and appropriate to the specific contributions of each executive. Because 85% of our Chief Executive Officer's target TDC is tied to the achievement of operating results and share price performance, it is valuable to assess the pay that is realized compared to the pay opportunity. Our NEOs' TDC for fiscal year 2020, which includes short-term incentives and the intrinsic value of LTIs granted in fiscal year 2020 as of the end of fiscal year 2020, was significantly lower than their fiscal year 2020 target TDC, which demonstrates alignment with stockholders as illustrated below:

	Fiscal Year 2020 TDC(1)
												Difference
	Salary Paid		Actual Annual Incentive		Option Value		RSU Value			FY 2020 Target TDC(2)
Name		+		+		+		=	Total		=	($)	(%)
Sunny S. Sanyal	$584,817		$230,885		$0		$747,717		$1,563,419	$4,312,177		$(2,748,758)	(64)%
Shubham Maheshwari(3)	$88,461		$26,000		$0		$749,993		$864,455	—		—	—
Brian W. Giambattista	$334,200		$63,032		$0		$127,028		$524,260	$1,033,956		$(509,696)	(49)%
Kimberley E. Honeysett	$331,338		$88,647		$0		$125,828		$545,813	$1,025,239		$(479,426)	(47)%
Mark S. Jonaitis	$319,070		$100,047		$0		$120,979		$540,096	$985,675		$(445,579)	(45)%
Clarence R. Verhoef(4)	$406,950		$74,000		$0		$0		$480,950	$1,438,105		$(957,155)	(67)%

(1)
Fiscal year 2020 TDC is the sum of salary paid, annual cash incentive earned, and the intrinsic value of stock options and RSUs granted in fiscal year 2020 based on the closing share price on October 2, 2020 ($12.37). In 2020, TDC was impacted by the salary action taken in response to COVID-19, in addition to other variables.

(2)
Fiscal year 2020 Target TDC is the sum of salary paid, target annual incentive, and the grant value of long-term incentives.

(3)
Mr. Maheshwari was hired in July 2020 after 2020 LTI targets were established. No target fiscal year 2020 TDC was established for him. His salary and bonus amounts realized are partial year figures and not fully representative of full year realized values. In accordance with the terms of his offer letter, Mr. Maheshwari was granted a one-time equity award having a grant date value of $1,500,000 that consisted of 50% performance-based options and 50% RSUs.

(4)
Mr. Verhoef announced his retirement early in the fiscal year and was not granted LTI in 2020.

Key Changes for Fiscal Year 2021 Compensation and Governance Programs

        For fiscal year 2021, our short-term incentive plan will only utilize one corporate financial measure: Earnings before Interest and Taxes ("EBIT"). The plan will also incorporate two distinct six-month measurement periods for the financial metric as opposed to a full year measure. This allows the setting of appropriate thresholds at the beginning of fiscal year 2021 and then to establish new thresholds in May 2021 that will apply for the second six-month period of the fiscal year. The change is being done in recognition of the enhanced economic uncertainties as of November 2020 when the Plan was approved, related to the global COVD-19 global pandemic. Our LTI program for fiscal year 2021 will remain substantially the same as the program for fiscal year 2020.

Executive Compensation Practices Highlights

        A number of practices strengthen the alignment of our executive compensation program with the interests of our stockholders:

What we do		What we do not do
✓	Independent Compensation Committee	×	Routinely target pay above market median
✓	Independent compensation advisor	×	Provide tax gross ups or tax reimbursements
✓	NEOs employed "at will"	×	NEO employment contracts
✓	Robust CEO & NEO stock ownership guidelines	×	Permit directors and NEOs to engage in common stock margining, pledging, or hedging
✓	Clawback policy that applies to our annual cash incentive plan and equity incentive plan	×	Provide excessive NEO perquisites
✓	Require NEOs to sell Company stock in the public market through a 10b5-1 trading plan	×	Reprice and repurchase options
✓	Annual compensation review and risk assessment	×	Egregious pension/supplemental NEO retirement plan payouts
✓ ✓ ✓ ✓	Annual stockholder "Say-on-Pay" vote Award over 50% of LTI value in performance-based option awards Place caps on maximum payouts from our annual cash incentive plan Annual review of succession plan	× × ×	Provide for a liberal change in control definition in individual contracts or equity plans which could result in payments to NEOs without an actual change in control occurring

Change in control severance payments without involuntary job loss or substantial diminution of duties

Excessive severance/change in control provisions that provide cash payments exceeding two and a half times base salary plus target/average/most recent bonus

How We Make Compensation Decisions

  Role of the Compensation and Management Development Committee.

        The Compensation Committee oversees the development and administration of our executive compensation programs, including the underlying philosophy and related policies. The Compensation Committee's responsibilities include:

  •
  determining the compensation and performance goals for our Chief Executive Officer after meeting with its independent advisors and discussing with the other independent members of the Board,

  •
  determining the compensation and performance goals for our other Section 16 Officers (as so designated by the Company under Rule 16a-1(f) of the Exchange Act) and vice presidents reporting to the Chief Executive Officer,

  •
  determining a market peer group to ensure our executive compensation programs are competitive,

  •
  performing an annual risk assessment of our executive compensation programs, and

  •
  assessing our executive compensation programs annually to ensure that they are well aligned with the Company's evolving business strategy and are effective in supporting its talent needs.

        Role of the Chief Executive Officer.    The Chief Executive Officer makes recommendations to the Compensation Committee as requested on incentive plan design, financial and strategic performance goals, performance and compensation for other executives, and management transitions and succession.

The Chief Executive Officer does not make recommendations regarding his own compensation or Board compensation.

        Role of the Independent Compensation Consultant.    The Compensation Committee retained FW Cook, a nationally-recognized independent compensation consulting firm, to advise on certain compensation matters. FW Cook does not provide other services to the Company or the Company's management.

        FW Cook advised the Compensation Committee with respect to fiscal year 2020 compensation trends and best practices, competitive pay levels, equity grant practices and competitive levels, peer group data, incentive plan design, and relevant Proxy Statement disclosure.

        The Compensation Committee has determined that FW Cook is independent, and the services provided by FW Cook during fiscal year 2020 did not raise any conflict of interests. In reaching these conclusions, the Compensation Committee considered the factors set forth in Rule 10C-1 of the Exchange Act and applicable listing standards.

        Setting Executive Compensation.    Generally, in determining base salary, target annual incentives and guidelines for long-term equity awards, the Compensation Committee considers several factors including, but not limited to the executive's:

  •
  role, including the scope and complexity of responsibilities;

  •
  experience and capabilities;

  •
  contributions or responsibilities beyond the typical scope of the role;

  •
  individual performance and internal equity; and

  •
  competitive compensation opportunities as reflected in compensation provided by our peers and other competitors for similar executive talent.

        Peer Group and Market Analysis.    The Compensation Committee uses a compensation peer group to monitor the compensation practices of our primary competitors for executive talent. The Compensation Committee reviews executive pay relative to the median pay of comparable positions in peer group companies and, as appropriate, compensation survey data. The Compensation Committee's independent compensation consultant reviews the companies in the peer group annually and proposes changes in response to mergers and acquisitions, significant movements in revenues or market capitalization, and revised business strategies. For the peer group developed during fiscal year 2019 and used for fiscal year 2020 pay decisions, the Compensation Committee approved the removal of one peer from the prior year peer group (Integra) and the addition of one peer (marked with an asterisk in the table below). The peer group companies compete in the healthcare equipment and supplies, life sciences tools and services, and electronic equipment instruments and components industries that the Compensation Committee believes reflect the competitive market for executive talent similar to that required by the Company.

Angio Dynamics, Inc.	Merit Medical Systems, Inc.
Coherent	MTS Systems Corporation
CONMED Corporation	Natus Medical Incorporated
CyroLife*	Novanta
CTS Corporation	NuVasive
Integer Holding	Orthofix Medical Inc.
KEMET Corporation	OSI Systems, Inc.
Luminex Corporation	Rogers Corporation
Wright Medical

*
New to the peer group.

        At the time the peer group was selected, Varex had annual revenue (based on the most recent four quarters) and market capitalization (as of April 22, 2019) near the median of the peer group. Further detail on the peer group is as follows:

		Peer Group
Company Scope	Varex	25P	Median	75P
Revenue ($M)	783	475	836	1,102
Market Capitalization at time of selection ($M)	1,209	989	1,555	2,944

Fiscal Year 2020 Compensation Program and Pay Decisions

        Base Salaries.    The Compensation Committee reviews base salaries of our NEOs annually but primarily adjusts salaries in recognition of significant increases in position responsibilities, demonstrated capabilities, and sustained individual performance. Gaps in internal pay equity or external pay competitiveness are also considered. For fiscal year 2020, the NEOs received base salary increases ranging from 2.0% to 4.0% from their fiscal year 2019 base salaries, which salaries were effective as of December 14, 2019. Fiscal year 2020 base salaries were as follows:

Name	Fiscal Year 2020 Base Salary(1)
Sunny S. Sanyal	$637,360
Shubham Maheshwari(2)	$460,000
Brian W. Giambattista	$349,513
Kimberley E. Honeysett	$347,802
Mark S. Jonaitis	$333,211
Clarence R. Verhoef	$393,592

(1)
Base salary in this table does not include the temporary salary reductions implemented in response to the COVID-19 pandemic and associated economic downturn. Refer to "—Summary Compensation Table" below for base salary actually paid during fiscal year 2020.

(2)
Mr. Maheshwari received a prorated amount of his annualized base salary based on his start date.

        Annual Cash Incentives.    Our NEOs receive annual incentives through our Management Incentive Plan ("MIP"), which rewards our executive officers for the achievement of predetermined annual financial and strategic goals. On November 21, 2019, the Compensation Committee set the fiscal year 2020 performance goals under the MIP for the NEOs and certain other executive officers. For fiscal year 2020, the Compensation Committee established a pool of funds equal to 4.0% of our fiscal year 2020 EBIT results (the "MIP Bonus Pool") to be available for annual cash incentives under the MIP to the executive officers. The Compensation Committee retained negative discretion to pay each of these executive officers less than their corresponding maximum share of the MIP Bonus Pool based on the financial performance measures, team and individual strategic goals summarized below. The corresponding maximum share of the MIP Bonus Pool was the lesser of two times the target participation level of each executive officer under the MIP or a specified percentage of the MIP Bonus Pool, which is defined in the table below for each NEO.

        The Compensation Committee sets individual incentive opportunities, expressed as a percentage of each individual's salary, prior to the commencement of the fiscal year corresponding with each individual's position and responsibilities with the Company and competitive pay practices. The target incentive opportunities are reviewed by the Compensation Committee, in consultation with its independent compensation consultant. There were no changes to the target incentive opportunity percentages for fiscal year 2020.

		MIP Target		MIP Maximum (lesser of the following)
Name	Base Salary	% of Base Salary	Amount	% of Base Salary	As a % of MIP Bonus Pool
Sunny S. Sanyal	$637,360	100%	$637,360	200%	39%
Shubham Maheshwari(1)	$460,000	65%	$299,000	—	—
Brian W. Giambattista	$349,513	50%	$174,756	100%	10.5%
Kimberley E. Honeysett	$347,802	50%	$173,901	100%	10.5%
Mark S. Jonaitis	$333,211	50%	$166,605	100%	10.5%
Clarence R. Verhoef	$393,592	60%	$236,155	120%	14.5%

(1)
Mr. Maheshwari was not employed with the Company at the time the 2020 MIP was originally approved, and the incentive payment payable to him for fiscal year 2020 was made in accordance with the terms of his offer letter.

        75% of the MIP opportunity is based on financial measures and 25% is based on individual strategic goal. Both portions have potential funding of between 0% and 200% of target. For fiscal year 2020, for corporate executives (Messrs. Sanyal, Maheshwari, Verhoef and Ms. Honeysett), the 75% financial portion is determined by metrics based on overall company performance (revenue, EBITDA, and free cash flow), and for solution and business line executives (Messrs. Giambattista and Jonaitis), the 75% financial portion is determined 50% by metrics based on overall company performance and 50% by metrics related to each executive's solution or business line. The individual strategic portion is determined based on achievement of pre-established individual goals. The mechanics for calculating the fiscal year 2020 MIP awards was as follows:

Fiscal Year 2020 MIP Framework

        Financial Portion—On November 21, 2019, the Compensation Committee set the fiscal year 2020 financial performance goals under the MIP for the NEOs and other officers reporting directly to our CEO, as well as for our Chief Accounting Officer. For fiscal year 2020, the Compensation Committee selected revenue, EBITDA, and free cash flow as the equally-weighted financial performance measures applicable to overall Company performance because it believes that these measures drive our stock market value. As noted above, Messrs. Giambattista and Jonaitis also had metrics related to their solution or business line. For these metrics, the Compensation Committee selected solution or business line revenue and contribution margin (gross margin less research and development costs) because it believes these are the best measures of financial success at the solution or business line level. Each of these metrics is subject to adjustment provisions adopted by the Compensation Committee at the time the MIP goals were set.

        The payout percentages for the financial metrics were determined in accordance with the tables below. Results between indicated levels in the table are interpolated on a straight-line basis.

Fiscal Year 2020 Financial Goals Attainment

Measure ($M)	Min 30%	Target 100%	Maximum 200%	Result	Attainment
Revenue	$725.0	$805.0	$845.0	$736.3	39.9%
% of Target	90%	100%	105%	91%
EBITDA $	$87.0	$109.0	$125.0	$50.0	0.0%
% of Target	80%	100%	115%	46%
Free Cash Flow	$37.0	$46.0	$53.0	$13.0	0.0%
% of Target	80%	100%	115%	28%
	Total Company Financial Attainment: 13.3%

*
As noted above, calculation of actual performance was subject to certain pre-approved adjustments, including the impact of implementing new or changed accounting rules, restructuring charges, acquisition related expenses, and unbudgeted impacts from tariffs.

Fiscal Year 2020 Solution Line Financial Goals Attainment

Segment / Solution Line Financial Objectives

	Revenue ($M)									Contribution Margin ($M)
Name	Min (30% Payout)		Target (100% Payout)		Max (200% Payout)		FY 20 Result		Goal Attainment	FY19 Actual		Min (30% Payout)		Target (100% Payout)		Max (200% Payout)		FY 20 Result		Goal Attainment	BU Financial Attainment
Brian Giambattista		*		*		*		*	0.0%		*		*		*		*		*	0.0%	0.0%
Mark Jonaitis		*		*		*		*	117.5%		*		*		*		*		*	87.6%	99.5%

*
Due to potential competitive harm, we do not disclose the solution and business line goals that were applicable to 50% of the financial portion of the MIP for Messrs. Giambattista and Jonaitis. The goals were rigorous and considered difficult to achieve at the time they were set.

Fiscal Year 2020 Payouts—

        The Compensation Committee evaluated the performance of Mr. Sanyal, considering the applicable financial and individual achievements, and determined his award in its sole discretion. Mr. Sanyal's individual goals related to the successful consolidation of the Company's Santa Clara facility, product development, and the completion of important customer contract renewals. The Committee met in executive session for this evaluation and then reviewed their recommendation for Mr. Sanyal with the full Board.

        Mr. Sanyal submitted recommendations for each of the other NEOs based on the achievement of the respective corporate and solution line financial goals for fiscal year 2020, in relation to the thresholds set by the Compensation Committee, in addition to the scoring of the individual portions of the MIP. MIP payouts were not adjusted to account for the significant difficulties that COVID-19 presented for the business.

        Mr. Maheshwari received a prorated award in accordance with the terms of his offer letter. Mr. Giambattista's individual goals related to developing production capabilities and prototype development. Ms. Honeysett's individual goals related to improving operational efficiency by developing a crisis communications strategy and streamlining the contract approval process. Mr. Jonaitis' individual goals related to reducing the overall bill of material (BOM) cost for certain groups of products, while also improving international operations. Mr. Verhoef's individual goals related to supply chain cost improvements and reducing the run rate of general and administrative costs and manufacturing overhead. In addition to the original assessment of individual goal attainment, Mr. Sanyal recommended an additional discretionary adjustment to 125% of the individual target for Mr. Giambattista. This adjustment was recommended due to the successful completion and accelerated closing of the Santa Clara facility, in addition to other achievements, not fully reflected in the original assessment.

        Final determination of awards was made by the Compensation Committee, with payouts as calculated in the following table:

	FY20 MIP Weightings (% Total Opportunity)			FY20 MIP Funding (Unweighted % of Target)
	Financial		Qualitative	Financial		Qualitative	Base Sal	FY20 Target Incentive
										FY20 MIP Payout
	(a) Corporate	(b) Solution Line	(c) Scorecard × Individ.Mult.	(d) Corporate	(e) Solution Line	(f) indiv. Scorecard
Name							($000)	($000)	(% Sal.)	% Target	($000)
Sunny S. Sanyal	75.0%		25.0%	13.3%		105.0%	$637	$637	100%	36.2%	$231
Shubham Maheshwari	75.0%		25.0%	13.3%		100.0%	$460	$299	65%	35.0%	$26
Brian W. Giambattista	37.5%	37.5%	25.0%	13.3%	0.0%	125.0%	$350	$175	50%	36.2%	$63
Kimberley E. Honeysett	75.0%		25.0%	13.3%		164.0%	$348	$174	50%	51.0%	$89
Mark S. Jonaitis	37.5%	37.5%	25.0%	13.3%	99.5%	71.0%	$333	$167	50%	60.1%	$100
Clarence R. Verhoef	75.0%		25.0%	13.3%		86.0%	$394	$236	60%	31.5%	$74

  Note: Mr. Maheshwari was hired in July 2020 and his incentive payment was pro-rated.

        Long-Term Incentive Compensation.    An important objective of our compensation program is aligning the interests of our executive officers with those of our stockholders. To accomplish this objective, we tie a significant portion of the total compensation of executive officers to our long-term stock performance through the grant of equity awards. We believe that equity compensation helps motivate executive officers to drive long-term profitable growth because they will be rewarded with increased equity value and also assists in the retention of executive officers who may have significant value in unvested equity awards.

        2019 was the last year in our three-year post spin-off LTI program. Beginning in fiscal year 2020, we transitioned to an LTI strategy with annual equity grant values established near median market levels. On a year over year basis, the fiscal year 2020 LTI was higher than fiscal year 2019 grant levels due to the fiscal year 2017-19 LTI program that frontloaded the grants resulting in a higher-than-average fiscal year 2017 and relatively lower values fiscal year 2018 and 2019. The fiscal year 2020 LTI is composed of 50% RSUs and 50% performance-based stock options. Multiple alternative performance designs were considered, and the Compensation Committee decided to replace time-based stock options with performance-based (premium priced) stock options, with the strike price set 10% above the Company's stock price on the applicable grant date. We believe the performance-based stock options, together with RSUs provide a strong balance incentivizing financial performance and growth, while also supporting executive retention.

        Annual guideline LTI values were established as a dollar value, as opposed to a percent of salary in fiscal year 2020. However, the LTI values amounted to the same percentages of salary as those used for purpose of the fiscal year 2017-2019 LTI program.

        The performance-based stock options granted to the NEOs in fiscal year 2020 have up to ten-year terms and vest over four years, with 25% of the stocks options vesting one year after grant and the remainder vesting in equal monthly increments over the following 36-month period.

        The RSUs granted to the NEOs in fiscal year 2020 vest over four years, with 50% vesting on the second anniversary and the remaining 50% vesting on the fourth anniversary of the grant date.

        Vesting of the stock options and RSU awards will occur only if the NEO is employed by the Company or an affiliate through each vesting date, except in cases involving death, disability, or termination without cause or good reason in connection with a change of control. Additionally, such awards will accelerate in the event of certain corporate transactions if such awards are not assumed or continued.

        The fiscal year 2020 LTI awards are summarized in the table below. The grants were made under the Company's 2020 Stock Plan. The grant date fair value of each award was determined using the Black-Scholes model for stock options and was based on the closing price of the Company's common stock on the date of grant for RSUs. Additional information about equity awards granted in fiscal year 2020 is provided below in the Grants of Plan-Based Awards table.

	Fiscal Year 2020 LTI Grant Value
Name	Stock Options	+	RSUs	=	Total
Sunny S. Sanyal	$1,544,998		$1,545,000		$3,089,998
Shubham Maheshwari(1)	$749,999		$749,993		$1,499,999
Brian W. Giambattista	$262,498		$262,476		$524,974
Kimberley E. Honeysett	$259,991		$259,996		$519,987
Mark S. Jonaitis	$249,992		$249,977		$499,969
Clarence R. Verhoef(2)	$0		$0		$0

(1)
Mr. Maheshwari was hired in July 2020. The amount displayed is the value of his new hire grant, the value of which was determined in recognition of foregone equity from his prior employer, an enticement to accept the position and taking into account that he will next be eligible for LTI in the February 2022 cycle.

(2)
Mr. Verhoef announced his retirement in February 2020 and in anticipation of his forthcoming retirement, no LTI compensation was granted to him for fiscal year 2020.

        Other Elements of Executive Compensation.    Because our philosophy is to emphasize pay for performance, we provide retirement, group benefits and perquisites of relatively minor value to our executives.

        Deferred Compensation Plan.    NEOs and other highly compensated U.S. employees may make voluntary contributions to the Varex Imaging Corporation 2016 Deferred Compensation Plan (the "DCP"). The Company currently does not contribute into the DCP.

        Group Benefits and Other Perquisites.    Our NEOs are eligible to participate in the same employee benefit plans and on the same basis as all other Company employees, such benefit plans include group medical, dental, vision, long-term disability, life insurance and 401(k). During 2020, as a cost saving measure due to the economic downturn resulting from the COVID-19 global pandemic, the Company matching contribution to the 401(k) was suspended. We expect to reinstate a matching contribution commencing in January of 2021. In addition, the Chief Executive Officer and the Chief Financial Officer can be reimbursed for financial counseling expenses of up to $10,000 and other NEOs up to $7,500. In addition, all NEOs are eligible to receive reimbursement of up to $4,000 for an executive physical.

        The Company does not provide executives tax gross-ups or reimbursements for any taxable income from these benefits and perquisites.

        Change in Control Agreements.    We currently have change-in-control agreements with all our NEOs. We entered into these agreements to attract and retain high-quality executives and to ensure that executives who might be involved in acquisition or merger discussions with another entity make the best decisions for us and our stockholders and are not unduly biased by the impact of such a transaction on their personal situations. These agreements do not factor into our decisions surrounding the executive's cash and equity compensation.

        Each change-in-control agreement contains a "better after-tax" provision, which provides that if any of the payments to the executive constitutes a parachute payment under Section 280G of the Code, the payments will either be (i) reduced or (ii) provided in full to the executive, whichever results in the executive receiving the greater amount after taking into consideration the payment of all taxes, including the excise tax under Section 4999 of the Code. The agreements do not include tax gross up payments for excise taxes imposed by Section 4999 of the Code.

        The change-in-control agreements are intended to provide an appropriate level of compensation for a specified time interval for executives who would likely be involved in activities regarding a change in control and are personally at risk for job loss in the event of a change in control. Our change-in-control agreements are "double-trigger" meaning that to receive benefits under the agreements there must be a change-in-control event and the executive must either:

  (1)
  Be terminated by us or the successor company without cause within a specified time interval in connection with a change in control, or

  (2)
  Terminate employment for good reason, as defined in the agreements, within a specified time interval in connection with a change in control.

        For more information about the agreements as well as a tabular summary of the potential payments that may be made to our NEOs, please refer to "—Potential Payments upon Termination or Change in Control" below.

Executive Compensation Governance Policies

        Stock Ownership Guidelines.    As noted above, a core element of our compensation philosophy is to align the interests of executive officers with those of stockholders by providing appropriate long-term incentives. To further this goal, the Company maintains stock ownership guidelines based on the value of our common stock owned as a multiple of base salary. The guidelines are reviewed annually and revised upward as appropriate to keep pace with competitive and good governance practices. The multiples are set based upon each officer's position, as set forth below:

Position	Stock Ownership Multiple of Salary
CEO	6x
CFO	3x
Other corporate officers	1x

        The program counts owned shares and unvested RSUs towards the guideline. Ownership levels are expected to be achieved within the later of: (i) five years of first becoming an officer, (ii) three years of an amendment increasing ownership levels with respect to any increase, or (iii) three years of the date that the new ownership levels apply to such individual due to a change in position or becoming a NEO. As of the date of this Proxy Statement, except as described in the following sentence, all the NEOs meet the guidelines or are on track to meet the guidelines in the relevant timeframe. While Mr. Sanyal was on track to meet the Company's stock ownership guidelines as the end of fiscal year 2019, because of the drop in our stock price during fiscal year 2020, the value of his stock holdings have decreased significantly and Mr. Sanyal may not meet the stock ownership guidelines within five years of becoming an officer. Mr. Sanyal did not sell any Company stock during fiscal year 2020. Throughout fiscal year 2021, the Compensation Committee will continue to monitor the NEOs stock ownership.

        Recoupment (or "Clawback") Policy.    The Board has adopted a formal policy to recover certain incentive payments if we are required to restate our financial statements as a result of an executive officer engaging in misconduct or other violations of our Code of Conduct that caused or partially caused the restatement. In the event of a restatement, the Board will review the conduct of the executive officer in relation to the restatement. If the Board determines that an executive officer has engaged in misconduct or other violations of our Code of Conduct, the Board can, in its discretion, take appropriate action, to the extent not prohibited by applicable law, to remedy the misconduct, including, without limitation, seeking reimbursement of any portion of performance-based or incentive compensation paid or awarded to the executive that is greater than would have been paid or awarded if calculated based on the restated financial results. Such action by the Board would be in addition to any other actions the Board or we may take under our other policies, as modified from time to time, or any actions imposed by law enforcement, regulators or other authorities.

        This recoupment policy is incorporated into the provisions of our MIP, 2017 Stock Plan, and 2020 Stock Plan. Under our current stock option agreement and restricted stock unit agreement, if an employee commences employment with a company that competes with us in any of our businesses, we may, in our sole discretion, terminate the applicable agreement, including the vesting of any options or other grants which remain unvested as of the date the employee commences employment with the competitor and may seek a recoupment of options or shares that have vested within the previous three years.

        Prohibition on Hedging or Pledging Company Securities and Insider Trading Policy.    The Board has approved a corporate insider trading policy to prohibit executive officers and directors from purchasing Company securities on margin, holding Company securities in a margin account, borrowing against any account in which Company securities are held or otherwise pledging Company securities as collateral for a loan. For all other employees subject to the quarterly blackout period under the insider trading policy, which includes business unit general managers, and other employees who have access to, or assist in compiling, company financial data, purchases on margin and the pledging of or borrowing against Company securities are not strictly prohibited, but such activities are strongly discouraged and advance consultation with the Company's Legal Department is required. The insider trading policy also prohibits officers, directors, and other employees subject to the quarterly blackout period from engaging in transactions in puts, calls or other derivatives on an exchange or in any other organized market and other hedging transactions. In addition, our NEOs are required to sell Company stock through a 10b5-1 trading plan.

        Equity Grant Practices.    The Compensation Committee has typically approved grants of equity awards to selected newly-hired individuals on the date of the first regularly scheduled quarterly meeting of the Compensation Committee following their date of hire. Special grants to continuing employees, such as for promotions or retention purposes, are typically approved on the date of the first regularly scheduled quarterly Compensation Committee meeting following the recommendation to make a special grant.

        In fiscal year 2020, the Compensation Committee provided a pool of available shares and delegated authority to the CEO to make off-cycle grants for new hires, promotions, or other retention situations. Such grants may only be made to individuals who are not Section 16 Insiders and not direct reports of the CEO. Equity grants to the CEO, direct reports of the CEO and other Section 16 insiders continue to be the approved by the Compensation Committee either at one of the Compensation Committee's regularly scheduled meetings or through unanimous written consent.

        The date of grant of an equity award is the date of approval by the Compensation Committee. However, if on any date of grant our trading "blackout" is in effect or if our management knows of material, non-public information about the Company, any equity awards to be made will be granted effective as of the close of the business day after the "blackout" expires, or the close of the second business day after the public release of the material, non-public information, as applicable. Our standard quarterly "blackout" period begins two weeks prior to the end of each fiscal quarter (i.e. before the stock markets open on the second Monday prior to the last day of each fiscal quarter) and ends two full business days after the Company publicly releases its quarterly financial and operational results for the quarter.

        The exercise price of our stock options is based on (and is not less than) the closing price of our common stock on the Nasdaq exchange on the date of grant. If the date of grant falls on a day upon which Nasdaq is closed, then the exercise price is based on the closing price of our common stock on the next trading date. The 2017 Stock Plan and the 2020 Stock Plan explicitly prohibit the repricing of stock options without prior stockholder approval.

        Compensation Risk Management.    The Compensation Committee's annual review and approval of the Company's compensation philosophy and strategy includes the review of compensation-related risk. In fiscal year 2020, the Compensation Committee's consultant reviewed the Company's compensation programs for employees and executives, including the annual cash incentive plans and long-term, equity-based incentive awards, and does not believe that such compensation programs create risks that are reasonably likely to have a material adverse effect on the Company.

        The Compensation Committee's consultant reported that the Company's compensation programs are designed using an appropriate pay philosophy, peer group, and benchmarking to support business objectives with meaningful risk mitigation, oversight, and discretion by the Compensation Committee.

        The report also determined that the Company's principal sales incentive plan is based on measurable and verifiable goals for its bonus plan for executives. In addition, total target incentive compensation for all employees is a small percentage of total sales and revenue, and incentive opportunities under these plans are capped. Management also retains discretion to reduce incentive amounts.

        The Compensation Committee believes that the following risk oversight and compensation design features described in greater detail above in this Compensation Discussion and Analysis section safeguard against excessive risk taking:

  •
  Stock ownership requirements,

  •
  Recoupment policy,

  •
  Prohibitions on executive officers and other employees subject to the quarterly blackout period engaging in any speculative transactions in Company securities, such as hedging,

  •
  Prohibitions on executive officers from pledging Company securities in margin accounts or as collateral for a loan,

  •
  Executive bonus payouts are based in large part on financial performance metrics that drive stockholder value, and

  •
  All equity awards have vesting requirements that align employees' interests with stockholders.

        Tax Deductibility.    Section 162(m) of the Code places a limit of $1 million on the amount of compensation that we may deduct as a business expense in any year with respect to certain of our most highly paid executive officers. While the Compensation Committee considers the deductibility of compensation as one factor in determining executive compensation, the Compensation Committee retains the discretion to award and pay compensation that is not deductible as it believes that it is in the best interests of our stockholders to maintain flexibility in our approach to executive compensation and to structure a program that we consider to be the most effective in attracting, motivating and retaining key executives.

Compensation Committee Report.

        The Compensation and Management Development Committee (the "Compensation Committee") of the Board of Directors (the "Board") of Varex Imaging Corporation (the "Company") has reviewed and discussed with management the "Compensation Discussion and Analysis" section of the Proxy Statement for the 2021 Annual Meeting of Stockholders. Based on its review and discussions with management, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in our Proxy Statement for the 2021 Annual Meeting of Stockholders and Annual Report on Form 10-K.

  Walter M Rosebrough, Jr. (Chair)
  Timothy E. Guertin
  Jay K. Kunkel
  Ruediger Naumann-Etienne

Summary Compensation Table

        The following table sets forth certain information about the compensation of the NEOs for each of the years during which such individuals were NEOs.

Name and Principal Position	Fiscal Year	Salary ($)(3)	Bonus ($)(4)	Stock Awards(5) ($)	Option Awards(6) ($)	Non-Equity Incentive Plan Compensation(6) ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation(7) ($)	Total ($)
Sunny S. Sanyal	2020	584,817	—	1,545,000	1,544,998	230,885	—	28,062	3,933,762
President and Chief	2019	620,000	468	1,052,444	1,052,444	403,000	—	36,765	3,165,121
Executive Officer	2018	615,769	—	1,052,416	1,052,448	256,665	—	24,134	3,001,432
Shubham Maheshwari(1)	2020	88,461	—	749,993	749,999	26,000	—	—	1,614,453
Chief Financial Officer
Brian W. Giambattista	2020	334,200	—	262,476	262,498	63,032	—	12,391	934,597
SVP and General Manager	2019	339,993	1,487	178,466	178,488	142,800	—	17,750	858,964
X- Ray Detectors	2018	337,966	—	178,488	178,485	83,522		14,970	793,431
Kimberley E. Honeysett	2020	331,338	—	259,996	259,991	88,647	—	10,631	950,603
SVP, General Counsel and	2019	334,425	462	175,544	175,564	126,390	—	20,400	832,785
Corporate Secretary	2018	332,433	208	163,834	163,864	77,959	—	20,504	758,802
Mark S. Jonaitis	2020	319,070	—	249,977	249,992	100,047	—	16,441	935,527
SVP and General Manager—	2019	324,135	196	170,171	170,163	93,740	—	19,255	777,660
X-Ray Sources
Clarence R. Verhoef(2)	2020	406,950	—	—	—	74,000	—	21,234	502,184
Former SVP and Chief	2019	385,875	198	270,086	270,106	139,440	—	26,500	1,092,205
Financial Officer	2018	383,575	714	270,088	270,107	71,652	—	28,906	1,025,042

(1)
Mr. Maheshwari was hired and assumed the Chief Financial Officer position effective July 2020.

(2)
Mr. Verhoef retired as Senior Vice President and Chief Financial Officer effective July 2020. He currently serves as a non-executive employee in accordance with the terms of his transition agreement.

(3)
This column represents salaries paid during the fiscal year and reflects the temporary salary reduction and unpaid furlough actions related to the COVID-19 global pandemic economic downturn.

(4)
For fiscal year 2019, this column represents a years of service award for Mr. Sanyal, a wellness appreciation award given to Ms. Honeysett, and through the Company's internal discretionary spot bonus program, Messrs. Verhoef and Jonaitis received recognition. For fiscal year 2018, this column represents a years of service award for Mr. Verhoef and a wellness appreciation award given to Ms. Honeysett.

(5)
This column represents stock awards during fiscal years 2020, 2019 and 2018, computed in each case in accordance with Accounting Standards Codification ("ASC") 718, "Compensation—Stock Compensation" ("ASC 718"). The grant date fair value for RSU awards was determined using the closing price of our common stock on the grant date multiplied by the number of shares subject to the award. See the notes entitled "Summary of Significant Accounting Policies" and "Employee Stock Plan" in the Notes to Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for the fiscal year in which the stock award was made for additional discussion of the valuation of our stock awards. These amounts reflect our calculation of the value of these awards, and do not necessarily correspond to the actual value that was or may ultimately be realized by the NEOs.

(6)
This column represents the aggregate grant date fair value of stock option awards granted to the NEOs during each fiscal year, computed in each case, in accordance with ASC 718. The assumptions used to calculate these amounts are set forth in the notes entitled "Summary of Significant Accounting Policies" and "Employee Stock Plan" in the Notes to Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for the fiscal year in which the stock option was awarded. These amounts reflect our calculation of the value of these awards, and do not necessarily correspond to the actual value that was or may ultimately be realized by the NEOs.

(7)
This column represents annual cash incentives earned for fiscal year 2020 referred to in this Proxy Statement as the MIP and as discussed in "Compensation Discussion and Analysis—Fiscal Year 2020 Compensation Program and Pay Decisions—Annual Cash Incentives."

(8)
Set forth in the table below are the material components of the "All Other Compensation" column for fiscal year 2020.

Name	Company Contributions to 401(k)(a)	Other(b)
Sunny S. Sanyal	$17,062	$11,000
Shubham Maheshwari	$0	$0
Brian W. Giambattista	$10,141	$2,250
Kimberley E. Honeysett	$9,631	$1,000
Mark S. Jonaitis	$8,658	$7,783
Clarence R. Verhoef	$11,234	$10,000

(a)
Amount represents Company matching contributions to the NEO's contributions to the Company's 401(k) plan, matched at a level of $1.00 for each dollar contributed, up to 6% of eligible earnings. The 401(k) match was discontinued effective in May 2020 through the end of calendar year 2020.

(b)
Amount includes reimbursement of financial counseling expenses for Messrs. Sanyal, Giambattista, Jonaitis, and Verhoef and Health Savings Account employer contributions for Mr. Sanyal, Mr. Giambattista and Ms. Honeysett.

Grants of Plan-Based Awards for 2020

        The following table provides information on plan-based awards made in fiscal year 2020 to each of our NEOs:

					All other Stock Awards: # of Shares of RSUs(2)	All Other Option Awards: # of Securities Underlying Options(3)		Grant Date Fair Value of Stock and Option Awards(4)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards					Exercise or Base Price of Option Awards
	Grant Date
Name		Threshold(1)	Target(1)	Maximum(1)
Sunny S. Sanyal	—	$191,208	$637,360	$1,274,720	—	—	—	—
	2/18/2020	—	—	—	60,446	—	—	$1,545,000
	2/18/2020	—	—	—	—	173,206	$28.12	$1,544,998
Shubham Maheshwari	—	$89,700	$231,525	$463,050	—	—	—	—
	10/2/2020	—	—	—	60,630	—	—	$749,993
	10/2/2020	—	—	—	—	160,944	$13.61	$749,999
Brian W. Giambattista	—	$52,427	$174,756	$349,512	—	—	—	—
	2/18/2020	—	—	—	10,269	—	—	$262,476
	2/18/2020	—	—	—	—	29,428	$28.12	$262,498
Kimberley E. Honeysett	—	$52,170	$173,901	$347,802	—	—	—	—
	2/18/2020	—	—	—	10,172	—	—	$259,996
	2/18/2020	—	—	—	—	29,147	$28.12	$259,991
Mark S. Jonaitis	—	$49,982	$166,605	$333,210	—	—	—	—
	2/18/2020	—	—	—	9,780	—	—	$249,977
	2/18/2020	—	—	—	—	28,026	$28.12	$249,992
Clarence R. Verhoef	—	$70,847	$236,155	$472,310	—	—	—	—

(1)
These columns represent the potential awards under our MIP for fiscal year 2020 as further discussed in "—Compensation Discussion and Analysis—Fiscal Year 2020 Compensation Program and Pay Decisions—Annual Cash Incentives". The dollar value of the actual bonus award earned for fiscal year 2020 for each NEO is set forth in the Summary Compensation Table (refer to "—Summary Compensation Table" above). As such, the amounts set forth in this column do not represent the actual compensation earned by any of the NEOs for fiscal year 2020. The amounts displayed for Mr. Maheshwari represent full year levels, even though as a July 2020 hire, he was only eligible for a pro-rata award for 2020.

(2)
Each RSU award was granted under the 2020 Stock Plan and vests 50% on February 15, 2022 and 50% on February 15, 2024 (other than the RSU award for Mr. Maheshwari, which vests 50% on August 15, 2022 and 50% on August 15, 2024). Vesting will occur only if the NEO is employed by the Company or an affiliate through each vesting date, except in cases involving death, disability, or termination without cause or for good reason in the change of control context. Additionally, such awards will accelerate in the event of certain corporate transactions if such awards are not assumed, continued, or substituted. See "—Potential Payments Upon Termination or Change in Control."

(3)
Each stock option award was granted under the 2020 Stock Plan with an exercise price equal to the closing price (fair market value) + 10% of the underlying shares on the grant date and will expire ten years from the grant date, unless NEO employment with the Company or an affiliate terminates earlier. One-fourth of the stock option grant vests on February 15, 2021 and the remainder vests monthly during the following 36-month period (other than the stock option grant for Mr. Maheshwari, one-fourth of which vests on August 15, 2021 and the remainder vests monthly during the following 36-month period). Vesting will occur only if the NEO is employed by the Company or an affiliate through each vesting date, except in cases involving death, disability, or termination without cause or good reason in the change of control context. Additionally, such awards will accelerate in the event of certain corporate transactions if such awards are not assumed, continued, or substituted. See "—Potential Payments Upon Termination or Change in Control."

(4)
This column represents the aggregate grant date fair value of RSU and stock option grants to the NEOs computed in accordance with ASC 718. The grant date fair value for RSU awards granted in fiscal year 2020 was determined using the closing price of the Company's common stock on the grant date multiplied by the number of shares subject to the award. The assumptions used to calculate the grant date fair value of each stock option grant are set forth under the Notes to Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for fiscal year 2020. These amounts reflect our calculation of the value of these awards, and do not necessarily correspond to the actual value that may ultimately be realized by the NEOs.

Outstanding Equity Awards at Fiscal Year End

        The following table sets forth the outstanding equity awards of the NEOs as of the end of fiscal year 2020:

Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)(1)		Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other rights That Have Not Vested (#)	Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Sunny S. Sanyal	2/21/2014	111,330	(4)	—		$27.77	2/21/2021	—		—	—	—
	2/13/2015	70,503	(5)	—		$30.74	2/13/2022	—		—	—	—
	2/12/2016	80,280	(6)	—		$25.17	2/12/2023	—		—	—	—
	2/16/2017	12,467	(7)	—		$31.08	2/16/2024	—		—	—	—
	2/16/2017	34,889	(8)	—		$31.08	2/16/2024	—		—	—	—
	2/16/2017	34,254	(8)	—		$31.08	2/16/2024	—		—	—	—
	2/16/2017	355,220	(9)	41,305	(9)	$31.08	2/16/2024	—		—	—	—
	2/15/2018	57,553	(11)	31,562	(11)	$37.10	2/15/2025	—		—	—	—
	2/15/2019	40,882	(12)	62,400	(12)	$31.42	2/15/2026	—		—	—	—
	2/18/2020	—		173,206	(13)	$28.12	2/15/2030	—		—	—	—
	2/12/2017	—		—		—	—	9,363	(15)	115,820	—	—
	2/15/2018	—		—		—	—	14,184	(17)	175,456	—	—
	2/15/2019	—		—		—	—	25,122	(18)	310,759
	2/18/2020	—		—		—	—	60,446	(19)	747,717	—	—

		797,378		308,473		—	—	109,115		1,349,752	—	—

Clarence R. Verhoef	2/21/2014	22,063	(4)	—		$27.77	2/21/2021	—		—	—	—
	2/13/2015	27,116	(5)	—		$30.74	2/13/2022	—		—	—	—
	2/12/2016	47,786	(6)	—		$25.17	2/12/2023	—		—	—	—
	2/16/2017	4,795	(7)	—		$31.08	2/16/2024	—		—	—	—
	2/16/2017	14,537	(8)	—		$31.08	2/16/2024	—		—	—	—
	2/16/2017	91,551	(9)	10,646	(9)	$31.08	2/16/2024	—		—	—	—
	2/15/2018	14,770	(11)	8,101	(11)	$37.10	2/15/2025	—		—	—	—
	2/15/2019	10,492	(12)	16,015	(12)	$31.42	2/15/2026	—		—	—	—
	2/12/2017	—		—		—	—	2,414	(15)	29,861	—	—
	2/15/2018	—		—		—	—	3,640	(17)	45,027	—	—
	2/15/2019	—		—		—	—	6,447	(18)	79,749	—	—

		233,110		34,762		—	—	12,501		154,637

Kimberley E. Honeysett	2/12/2016	9,189	(6)	—		$25.17	2/12/2023	—		—	—	—
	2/16/2017	49,590	(9)	5,767	(9)	$31.08	2/16/2024	—		—	—	—
	2/15/2018	8,960	(11)	4,915	(11)	$37.10	2/15/2025	—		—	—	—
	2/15/2019	6,819	(12)	10,410	(12)	$31.42	2/15/2026	—		—	—	—
	2/18/2020	—		29,147	(13)	$28.12	2/15/2030
	2/12/2017	—		—		—	—	1,307	(15)	16,168	—	—
	2/15/2018	—		—		—	—	2,208	(17)	27,313	—	—
	2/15/2019	—		—		—	—	4,191	(18)	51,843	—	—
	2/18/2020	—		—		—	—	10,172	(19)	125,828	—	—

		74,558		50,239		—	—	17,878		221,152

Shubham Maheshwari	10/02/2020	—		160,944	(14)	$13.61	8/15/2030	—		—	—	—
	10/02/2020	—		—		—	—	60,630	(20)	749,993	—	—

		—		160,944		—	—	60,630		749,993

Mark S. Jonaitis	2/21/2014	13,790	(4)	—		$27.77	2/21/2021	—		—	—	—
	2/13/2015	12,472	(5)	—		$30.74	2/13/2022	—		—	—	—
	2/12/2016	14,703	(6)	—		$25.17	2/12/2023	—		—	—	—
	2/16/2017	57,677	(9)	6,707	(9)	$31.08	2/16/2024	—		—	—	—
	2/15/2018	9,305	(11)	5,104	(11)	$37.10	2/15/2025	—		—	—	—
	2/15/2019	6,610	(12)	10,089	(12)	$31.42	2/15/2026	—		—	—	—
	2/18/2020	—		28,026	(13)	$28.12	2/15/2030	—		—	—	—
	2/12/2017	—		—		—	—	1,521	(15)	18,815	—	—
	2/15/2018	—		—		—	—	2,293	(17)	28,364	—	—
	2/15/2019	—		—		—	—	4,062	(18)	50,247	—	—
	2/18/2020	—		—		—	—	9,780	(19)	120,979	—	—

		114,557		49,926		—	—	17,656		218,405

Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)(1)		Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other rights That Have Not Vested (#)	Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Brian W. Giambattista	5/25/2017	31,132	(10)	6,227	(10)	$34.13	5/15/2024	—		—	—	—
	2/15/2018	9,760	(11)	5,353	(11)	$37.10	2/15/2025	—		—	—	—
	2/15/2019	6,933	(12)	10,583	(12)	$31.42	2/15/2026	—		—	—	—
	2/18/2020	—		29,428	(13)	$28.12	2/15/2030	—		—	—	—
	5/25/2017	—		—		—	—	863	(16)	10,675	—	—
	2/15/2018	—		—		—	—	2,406	(17)	29,762	—	—
	2/15/2019	—		—		—	—	4,260	(18)	52,696	—	—
	2/18/2020	—		—		—	—	10,269	(19)	127,028	—	—

		47,825		51,591				17,798		220,161

(1)
For stock options and RSU awards reflected in these columns, vesting will occur only if the NEO is employed by the Company or an affiliate through each vesting date, except in cases involving death, disability, or termination without cause or for good reason in the change of control context.

(2)
Stock option awards prior to 2020 are granted at an exercise price equal to the fair market value (i.e., the closing price) of the underlying shares of the Company's common stock on the date of grant. 2020 stock option awards are granted at an exercise price of fair market value plus a 10% premium on the date of the grant.

(3)
This column is based on the closing price of the Company's common stock as of October 02, 2020 ($12.37).

(4)
These stock options fully vested on 2/21/2017 based on a vesting schedule that provided for 33 1/3% vesting on 2/21/2015 and pro rata monthly vesting thereafter.*

(5)
These stock options fully vested on 2/13/2018 based on a vesting schedule that provided for 33 1/3% vesting on 2/13/2016 and pro rata monthly vesting thereafter.*

(6)
These stock options fully vested on 2/12/2019 based on a vesting schedule that provides for 33 1/3% vesting on 2/12/2017 and pro rata monthly vesting thereafter.*

(7)
These stock options fully vested on 2/16/2018 based on a vesting schedule that provided for 100% vesting on such date.

(8)
These stock options fully vested on 2/16/2019 based on a vesting schedule that provides for 100% vesting on such date.

(9)
These stock options are scheduled to fully vest on 2/16/2021 based on a vesting schedule that provides for 25% vesting on 2/16/2018 and pro rata monthly vesting thereafter.

(10)
This stock option is scheduled to fully vest on 5/25/2021 based on a vesting schedule that provides for 25% vesting on 5/25/2018 and pro rata monthly vesting thereafter

(11)
This stock option is scheduled to fully vest on 2/15/2022 based on a vesting schedule that provides for 25% vesting on 2/15/2019 and pro rata monthly vesting thereafter.

(12)
These stock options are scheduled to fully vest on 2/15/2023 based on a vesting schedule that provides for 25% vesting on 2/15/2020 and pro rata monthly vesting thereafter.

(13)
These stock options are scheduled to fully vest on 2/15/2024 based on a vesting schedule that provides for 25% vesting on 2/15/2021 and pro rata monthly vesting thereafter.

(14)
These stock options are scheduled to fully vest on 8/15/2024 based on a vesting schedule that provides for 25% vesting on 8/15/2021 and pro rata monthly vesting thereafter.

(15)
The unvested portion of these RSU awards is scheduled to vest as follows: The remaining 25% on 02/15/2021

(16)
The unvested portion of this RSU award is scheduled to vest as follows: 25% on 05/25/2021 and the remaining 25% on 05/25/2022.

(17)
The unvested portion of this RSU award is scheduled to vest as follows: 25% vests on 02/15/2021; and the remaining 25% on 02/15/2022.

(18)
The unvested portion of these RSU awards is scheduled to vest as follows: 25% on 02/15/2021, 25% on 02/15/2022 and the remaining 25% on 02/15/2023.

(19)
The unvested portion of these RSU awards is scheduled to vest as follows: 50% on 02/15/2022 and the remaining 50% on 02/15/2024

(20)
The unvested portion of these RSU awards is scheduled to vest as follows: 50% on 08/15/2022 and the remaining 50% on 08/15/2024

*
This Option award was originally granted by Varian and covered shares of Varian's common stock but was converted into an Option award covering shares of the Company's common stock in connection with the Spin-off.

Option Exercises and Stock Vested

        The following table sets forth the number of shares of the Company's common stock acquired by NEOs through stock option exercises and vesting of RSUs during fiscal year 2020. In addition, the table presents the value realized upon such exercises or vesting, as calculated, in the case of stock options, based on the difference between the market price of the Company's common stock at exercise and the option exercise price and, in the case of RSUs, based on the closing price per share of the Company's common stock on the vesting date.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized Upon Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Sunny S. Sanyal	—	—	24,829	$286,732
Shubham Maheshwari	—	—	—	—
Kimberley E. Honeysett	—	—	3,807	$48,207
Mark S. Jonaitis	13,530	$110,675	4,021	$50,693
Brian W. Giambattista	—	—	3,485	$32,923
Clarence R. Verhoef	21,047	$128,391	6,382	$51,987

Nonqualified Deferred Compensation

        The following table sets forth contributions, earnings and distributions during fiscal year 2020, and account balances as of October 2, 2020 for each of the NEOs under (i) our nonqualified DCP and (ii) the now frozen deferred compensation plan that they participated in at Varian prior to the Spin off:

Name	Plan	Executive Contributions in Last Fiscal Year(1)	Registrant Contributions in Last Fiscal Year(2)	Aggregate Earnings in Last Fiscal Year(3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End
Sunny S. Sanyal	DCP	—	—	$64,198	—	$210,464
	Frozen DCP	—	—	$6,715		$116,980
Clarence R. Verhoef	DCP	$117,544	—	$85,757	—	$543,836
	Frozen DCP	—	—	$106,829	—	$651,969
Brian W. Giambattista	DCP	$24,146	—	$35,356	—	$242,697
Kimberley E. Honeysett	Frozen DCP	—	—	$247	—	$23,638
Mark S. Jonaitis	DCP	$11,534	—	$430	—	$11,965
	Frozen DCP	—	—	$332,925	$(403,638)	$1,110,164

(1)
These amounts represent the respective executive contributions attributable to fiscal year 2020, which were included in the "Salary" column of the Summary Compensation Table for fiscal 2020.

(2)
There were no Company contributions.

(3)
None of the earnings in this column are included in the Summary Compensation Table (refer to "—Summary Compensation Table" above) because they were not preferential or above market.

        In October 2016, the Board approved the DCP and it became effective for 2017 compensation. In addition, the DCP assumed certain deferred compensation obligations from the Varian 2005 Deferred Compensation Plan in connection with the Spin-off. The Company also maintains the Varex Imaging Corporation Frozen Deferred Compensation Plan (the "Frozen DCP"), which assumed certain pre-Spin-off deferred compensation obligations from the Varian Frozen Deferred Compensation Plan. No deferrals have been made under the Frozen DCP.

        The DCP is designed to allow a select group of management and highly compensated employees, including its executive officers, to defer receipt of a specified percentage of their base salaries (up to 50%) and its non-employee directors to defer receipt of their director fees (up to 100%). Further, the Company may make discretionary contributions on behalf of participants in the DCP. Deferred amounts under the DCP and Frozen DCP will be unfunded, unsecured obligations subject to the claims of the Company's creditors. The payment of DCP and Frozen DCP benefits will be funded by its general assets, which may be held in a rabbi trust for this purpose.

        Amounts deferred by a participant into the DCP and any employer contributions are credited to an unfunded bookkeeping account maintained on behalf of each participant. These amounts will be periodically adjusted for earnings and/or losses at a rate that is equal to the various hypothetical investment funds (also referred to as measurement funds) selected by the plan administrator and elected by the participant. Participants may reallocate previously invested money among each of the available measurement funds daily.

        Under the DCP, a participant will be permitted to make separate distribution elections with respect to each year's deferrals. These distribution elections will include the ability to elect a single lump-sum payment or installment payments for up to 10 years following termination of employment. Deferrals also may be paid out prior to termination of employment in the event of a financial hardship or if the participant makes a short-term payout election, and such deferrals will be paid in the form of a lump sum. Under the DCP, amounts credited as Company contributions are paid in the form of a lump sum following a participant's separation from service.

        Under the Frozen DCP, upon retirement, a participant's accounts will be paid in a single lump-sum payment or in installment payments of up to 15 years following retirement, as elected by the participant in accordance with the terms of the plan. Upon a pre-retirement termination of employment, a participant's accounts will be paid in a lump sum (or if they equal or exceed $50,000 in the aggregate, in up to five annual installments if approved by the plan committee). Deferrals under the Frozen DCP also may be paid out prior to termination of employment in the event of a financial hardship or if the participant makes a short-term payout election. Special rules also apply to distributions following a participant's death or disability.

        The DCP and Frozen DCP may be terminated by action of the Board. In the case of the DCP, upon termination, benefits will be distributed as soon as the plan and Section 409A of the Code permit. In the case of the Frozen DCP, upon termination, payments will generally be made in a lump sum but may be made in annual installments of up to fifteen years for plan terminations covering all participants that occur prior to a change in control, in each case, except as would cause plan benefits to become subject to Section 409A of the Code.

Potential Payments upon Termination or Change in Control

        Each of our NEOs have entered into a Change in Control Agreement ("CIC Agreement") that was approved by our Board. Under the CIC Agreements, if the Company terminates the NEO's employment other than by reason of death, disability, retirement or "cause", or if the NEO voluntarily terminates for "good reason", in either case, within 60 days prior to, or 18 months following, a change in control of the Company, then the NEO will be entitled to:

  (i)
  a lump sum severance payment,

  (ii)
  a lump sum payment equal to a pro-rata portion of the NEO's target bonus under the Company's annual incentive plan,

  (iii)
  full vesting of all outstanding stock options and stock awards, and

  (iv)
  up to 18 months of Company paid COBRA premiums; provided, however, that if the payment of COBRA premiums is not permitted by applicable law, the NEO will instead receive a taxable lump sum payment equal to 18 months of COBRA premiums.

        The amount of the lump sum severance payment in the case of each of the NEOs will be equal to a multiple of the sum of: (A) the NEO's base salary and (B) the greater of (x) the NEO's most recently established target annual bonus under the Company's annual cash incentive plan and (y) the average annual cash incentive that was paid to the NEO in the three fiscal years ending prior to the date of termination under the Company's annual cash incentive plan or Varian's annual cash incentive plan. The severance multiple for Mr. Sanyal is 2.5 and the severance multiple for other NEOs is 2.0. If the NEO has not completed at least three full fiscal years of service with the Company prior to the NEO's termination date, then the amount determined in (y) above will be based on the average annual cash incentive for the number of full fiscal years that the NEO has completed.

        As a condition to receiving such severance benefits, an NEO must execute a release of all of his or her rights and claims relating to his or her employment and comply with certain post-termination restrictions, including, among other things, continuing to comply with the terms of his or her proprietary information and non-disclosure agreement, and for a period of 12 months, complying with certain non-solicitation and non-competition provisions that are set forth in the NEO's CIC Agreement.

        In addition, if within 18 months after a change in control, the NEO incurs a separation from service by reason of the NEO's death or disability, the NEO or, if applicable, the NEO's estate will be entitled to death or long-term disability benefits from the Company no less favorable than the most favorable benefits to which the NEO would have been entitled had the death or disability occurred at any time during the period commencing one year prior to the change in control under the plans of the Company.

        The CIC Agreements with the NEOs do not provide for tax gross-ups of payments subject to the "golden parachute" excise tax under Section 4999 of the Code. Each CIC Agreement instead contains a "better after-tax" provision, which provides that if any of the payments to the NEO constitutes a parachute payment under Section 280G of the Code, the payments will either be (i) reduced or (ii) provided in full to the NEO, whichever results in the NEO receiving the greater amount after taking into consideration the payment of all taxes, including the excise tax under Section 4999 of the Code.

        Under the Company's 2017 Stock Plan and 2020 Stock Plan, except as otherwise provided in the NEOs' equity agreements, in the event of certain corporate transactions, if the Compensation Committee does not provide for the assumption, continuation or substitution of stock awards, each stock award will fully vest and terminate upon the consummation of the transaction. In these instances, stock option holders will be given reasonable advance notice of the impending termination and a reasonable opportunity to exercise their outstanding vested stock options before the termination of such awards.

        The NEOs' equity agreements provide that if the applicable NEO's employment terminates due to death or disability, his or her unvested stock option and RSU awards will fully vest upon such termination. Vested stock options granted in 2017-19 may be exercisable for up to three years from the date his or her employment terminates due to death and one year from the date his or her employment terminates due to disability, unless in each case the stock option term expires earlier. The 2020 stock options, once vested, remain exercisable for up to one year upon a disability and for the remainder of the option term in the instance of a retirement or death.

Potential Payments Table

        The table below reflects the value of compensation and benefits that would become payable to each of the NEOs if (i) a change in control occurred on October 2, 2020 and the NEO experienced a qualifying termination of employment on that date, (ii) a corporate transaction occurred on October 2, 2020 and the NEO's equity awards are not assumed, continued or substituted, or (iii) the NEO died or experienced a qualifying disability on October 2, 2020. These amounts are based upon the NEO's compensation as of such date and on the Company's closing stock price of $12.37 on October 2, 2020 and do not take into account the "better after-tax" provision in the CIC Agreements.

        These benefits are in addition to the benefits under then-exercisable stock options, the benefits under the DCP which the NEO would receive in the event of any termination, and the benefits available generally to salaried employees, such as distributions under the Company's broad based 401(k) plan. No additional benefits are provided to NEOs upon retirement.

        The benefits payable as a result of a change in control as reported in the columns of this table are as follows:

  •
  Cash Severance Benefit:  Cash severance equal to 2.5 times (Sanyal) and 2.0 (all others) the sum of (i) annual base salary rate plus (ii) the greater of (a) the most recently established target bonus or (b) average annual bonus paid over prior three fiscal years.

  •
  Annual Bonus:  A lump sum pro-rata bonus at target for the applicable performance period when termination occurs.

  •
  Benefits Continuation:  Costs for benefits continued for 18 months including: Medical, dental and vision insurance.

  •
  Equity Awards:  Each outstanding equity award that is subject to vesting provisions will vest in full.

  •
  Excise Tax:  Each change-in-control agreement contains a "better after-tax" provision, which provides that if any of the payments to the executive constitutes a parachute payment under Section 280G of the Code, the payments will either be (i) reduced or (ii) provided in full to the executive, whichever results in the executive receiving the greater amount after taking into consideration the payment of all taxes, including the excise tax under Section 4999 of the Code. The cash severance amount in the table below does not contain any reduction in cash severance under this provision.

        The actual amounts that would be paid in such circumstances can be determined only at the time of any such event. Due to several factors that affect the nature and amount of any benefits provided upon such an event, any actual amounts paid or distributed may be higher or lower than reported below. Factors that could affect these amounts include the timing during the year of any such event, the Company's stock price, the executive's current base salary, and the "better after-tax" provision in the CIC Agreements.

 Potential Payments upon Termination of Employment in Connection with a Change in Control

Name	Cash Severance	Benefit Continuation	Options(1)	RSUs(1)	Total
Sunny S. Sanyal	$3,186,800	$25,544	$0	$1,349,753	$4,562,097
Shubham Maheshwari	$1,518,000	$0	$0	$749,993	$2,267,993
Brian W. Giambattista	$1,048,036	$18,010	$0	$220,161	$1,286,707
Kimberley E. Honeysett	$1,043,406	$25,544	$0	$221,151	$1,290,101
Mark S. Jonaitis	$999,630	$28,586	$0	$218,405	$1,246,621
Clarence R. Verhoef(2)	—	—	—	—	—

(1)
Represents the intrinsic value of accelerated equity awards based on the Company's closing stock price as of October 2, 2020 ($12.37).

(2)
Mr. Verhoef ceased to be an executive officer of the Company in July 2020, and his CIC Agreement has been superseded by his transition agreement, which would be unaffected by a change in control.

Potential Payments upon Death or Disability

Name	Options(1)	RSUs(1)	Total
Sunny S. Sanyal	$0	$1,349,753	$1,349,753
Shubham Maheshwari	$0	$749,993	$749,993
Brian W. Giambattista	$0	$220,161	$220,162
Kimberley E. Honeysett	$0	$221,151	$221,151
Mark S. Jonaitis	$0	$218,405	$218,405
Clarence R. Verhoef	$0	$154,637	$154,637

(1)
Represents the intrinsic value of accelerated equity awards based on the Company's closing stock price as of October 2, 2020 ($12.37).

Compensation of Directors

        This section provides information regarding our director compensation policy for non-employee directors and the amounts paid and equity awards granted to these directors in fiscal year 2020. Our non-employee director compensation policy is designed to provide the appropriate amount and form of compensation to our non-employee directors. Directors who are employees (i.e., Mr. Sanyal) receive no compensation for their services as directors.

        Our business was impacted by the COVID-19 global pandemic and the associated economic downturn, as described above in the Business Highlights section. The assist the Company in responding to the economic downturn, our nonemployee directors agreed to temporarily reduced their cash retainers by 30%.

        Each year the Compensation Committee and the Board review the Company's director compensation program with the Compensation Committee's independent compensation consultant (FW Cook). As a result of this review, in 2019, the Board of Directors approved the following changes to our director compensation program that applied to fiscal year 2020: meeting fees were eliminated, and committee chair retainers were increased to better align with peers.

Component	Description
Annual Retainer

•

$65,000 in cash, payable in equal quarterly installments in arrears, and pro-rated for any partial year of service. For Q3 and Q4 of fiscal year 2020, the annual retainer was temporality reduced to $11,375 per quarter due to COVID-19 pay reductions

Non-Executive Board Chair Retainer	• Additional $40,000 in cash, payable in equal quarterly installments in arrears, and pro-rated for any partial year of service
Committee Member Retainer
—Audit	• $15,000 in cash
—Compensation & Management Development	• $8,000 in cash
—Nominating & Corporate Governance	• $7,000 in cash
Payable in equal quarterly installments in arrears, and pro-rated for any partial year of service
Committee Chair Retainers
—Audit	• $30,000 in cash
—Compensation & Management Development	• $18,000 in cash
—Nominating & Corporate Governance	• $15,000 in cash
Payable in equal quarterly installments in arrears, and pro-rated for any partial year of service
Annual Equity

•

On or about the Company's annual meeting of stockholders, non-employee directors will receive an annual award of DSUs with a grant date fair value of $160,000, and the non-employee chair of the Board of Directors will receive an additional annual award of DSUs with a grant date fair value of $60,000. For fiscal year 2020, the annual grant was made on February 14, 2020

•

DSUs vest 100% after the earlier of the one-year anniversary of the grant date and the next annual meeting of stockholders that occurs after the grant date, subject to the applicable director's continued service; provided however, that such DSUs will vest in full upon the earlier of (i) a termination of service due to the applicable director's death, disability, retirement or (ii) a change in control of the Company

Component	Description

•

The DSUs will generally be settled for shares of the Company's common stock on the earlier of (i) the applicable director's termination of service for any reason, (ii) the third anniversary of the date of grant, (iii) a change in control of the Company or (iv) the applicable director's death

Share Ownership Guidelines	• Each non-employee director is expected to own shares valued at five times the annual Board service retainer fees
• Shares underlying DSU awards held by the non-employee directors (whether or not vested) will be counted toward satisfaction of the guidelines

•

Ownership levels must be achieved within five years from the date upon which an individual becomes a non-employee director; all non-employee directors have met the guidelines or are on track to do so within five years of joining the Board

        Non-employee directors may elect to defer their cash retainers and/or meeting fees under our DCP, subject to the restrictions of applicable tax law. Please refer to the discussion in "—Nonqualified Deferred Compensation" above for more information.

        The following table sets forth the compensation received by each non-employee director during fiscal year 2020 (note that all directors are reimbursed for reasonable out-of-pocket expenses associated with attending Board and committee meetings, and for expenses related to attending continuing directors' education programs):

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Jocelyn Chertoff, M.D.	$70,250	$159,975	—	—	$230,225
Timothy E. Guertin(2)	$6,667	—	—	—	$6,667
Jay K. Kunkel	$78,250	$159,975	—	—	$238,225
Ruediger Naumann-Etienne, PhD	$118,250	$219,992	—	—	$338,242
Erich R. Reinhardt	$85,250	$159,975	—	—	$245,225
Walter M Rosebrough, Jr.	$80,250	$159,975	—	—	$240,225
Christine A. Tsingos	$92,250	$159,975	—	—	$252,225

(1)
This column represents the aggregate grant date fair value of DSUs granted in fiscal year 2020, computed in accordance with ASC 718. The grant date fair value for DSU awards granted in 2020 was determined using the closing price of the Company's common stock on the grant date multiplied by the number of shares subject to the award. These amounts reflect our calculation of the value of these awards, and do not necessarily correspond to the actual value that may ultimately be realized by the directors.

(2)
Mr. Guertin joined the Board effective on September 2, 2020 and received a prorated cash retainer. In accordance with our non-executive director compensation policy, Mr. Guertin's pro-rated DSU award was made on November 20, 2020, after the completion of fiscal year 2020.

        The following table sets forth the aggregate number of outstanding DSUs held by each non-employee director as of the end of fiscal year 2020:

Name	Outstanding DSUs
Jocelyn D. Chertoff, M.D	15,570
Timothy E. Guertin	—
Jay K. Kunkel	15,570
Ruediger Naumann-Etienne, PhD	21,410
Walter M Rosebrough, Jr.	14,861
Christine A. Tsingos	15,570

Compensation Committee Interlocks and Insider Participation

        No member of the Compensation Committee was at any time during fiscal year 2020 or at any other time an officer or employee of the Company, and no member of this committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K. No executive officer of the Company has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of the Compensation Committee during fiscal year 2020.

CEO Pay Ratio

        For fiscal year 2020, based on reasonable estimates, the median of the annual total compensation of our employees (other than our CEO) was $58,257, and the annual total compensation of our CEO, as reported in our Summary Compensation Table, was $3,933,762. Based on this information, the ratio of the annual total compensation of our CEO to the annual total compensation of the median off all employees was 68:1.

        Employees Included.    October 2, 2020 was used to determine the median employee (the "determination date"). At the determination date, we had approximately 2,068 employees worldwide. In identifying the worldwide median employee, we included all our employees (except for our CEO).

        Selecting Median Employee.    In identifying the median employee, we used base salary (or hourly rate multiplied by 2020 work schedule for hourly employees) for fiscal year 2020 plus each employees' annual cash incentive opportunity as of the determination date (in each case annualized for regular part-time employees and full-time employees who joined during the fiscal year). No adjustments were made for cost of living or low compensation standards in any countries. Pay for non-U.S. employees was converted to U.S. dollars using currency exchange rates as of the determination date. There were two median employees identified. In accordance with SEC rules, we selected the employee with the most representative set of compensation components.

        The SEC's rules for identifying the median compensated employee and calculating the CEO pay ratio allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.

 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review, Approval or Ratification of Related Person Transactions

        The Nominating Committee is responsible for the review, approval, or ratification of "related person transactions" between the Company or its subsidiaries and related persons. Under SEC rules, a related person is a director, nominee for director, or executive officer since the beginning of the last fiscal year, or a more than five percent stockholder, and their immediate family members. Such transactions may include employment or consulting relationships with a related person or contracts under which we receive goods or services from (or provide goods and services to) a related person or a company for which the related person is an employee or otherwise affiliated. The Board has adopted written policies and procedures that apply to any transaction or series of transactions in which the Company or one of its subsidiaries is a participant and a related person has a direct or indirect material interest. Generally for a transaction to be approved, the Nominating Committee must be informed or have knowledge of (i) the related person's relationship to the Company and interest in the transaction; (ii) the material facts of the proposed transaction, including a description of the nature and potential aggregate value of the proposed transaction; (iii) the benefits, if any, to the Company of the proposed transaction; (iv) if applicable, the availability of other sources of comparable products or services; and (v) an assessment of whether the proposed transaction or situation is on terms that are comparable to the terms available to an unrelated third party or to employees generally.

        The Nominating Committee has, however, determined that a related person does not have a direct or indirect material interest in the following categories of transactions:

  •
  any transaction with another company for which a related person's only relationship is as an employee (other than an executive officer), director, or beneficial owner of less than 10% of that company's shares, if the amount involved does not exceed the greater of $1 million, or 2% of that company's total annual revenue, and the related person is not involved in the decision-making process for such transaction;

  •
  any charitable contribution, grant or endowment by the Company to a charitable organization, foundation or university for which a related person's only relationship is as an employee (other than an executive officer) or a director, if the amount involved does not exceed the lesser of $1 million, or 2% of the charitable organization's total annual receipts, and the related person is not involved in the decision-making process for such transaction;

  •
  compensation to executive officers determined by the Compensation Committee;

  •
  compensation to directors determined by the Board; and

  •
  transactions in which all security holders receive proportional benefits.

        Transactions involving related persons that are not included in one of the above categories are forwarded to our legal department to determine whether the related person could have a direct or indirect material interest in the transaction, and any such transaction is forwarded to the Nominating Committee for review. The Nominating Committee determines whether the related person has a material interest in a transaction and may approve, ratify, terminate, or take other action with respect to the transaction in its discretion. There were no related party transactions during fiscal year 2020.

VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. VAREX IMAGING CORPORATION 1678 S. PIONEER ROAD SALT LAKE CITY, UT 84104 During The Meeting - Go to www.virtualshareholdermeeting.com/VREX21 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D28743-P48012 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. VAREX IMAGING CORPORATION The Board of Directors recommends you vote FOR the following: 1. To elect two directors to serve until the 2022 Annual Meeting of Stockholders. Nominees: 1a. Timothy E. Guertin For Withhold Abstain ! ! ! ! ! ! 1b. Walter M Rosebrough, Jr. The Board of Directors recommends you vote FOR the following proposal: For Against Abstain ! ! ! 2. To approve, on an advisory basis, our executive compensation as described in the accompanying Proxy Statement. The Board of Directors recommends you vote FOR the following proposal: ! ! ! 3. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2021. NOTE: The proxyholders are authorized to vote on any other business as is properly brought before the Annual Meeting for action in accordance with their judgment as to the best interests of Varex Imaging Corporation. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. D28744-P48012 VAREX IMAGING CORPORATION Annual Meeting of Stockholders February 11, 2021 2:00 PM Mountain Time This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Sunny S. Sanyal and Kimberley E. Honeysett, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of VAREX IMAGING CORPORATION that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 2:00 PM, MST on February 11, 2021, and any adjournment or postponement thereof. This Annual Meeting of Stockholders will be held virtually and may be accessed by visiting www.virtualshareholdermeeting.com/VREX21. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side